UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant ☐

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COLLEGIUM PHARMACEUTICAL, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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100 Technology Center Drive, Suite 300
Stoughton, MA 02072

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 25, 2019

To the Shareholders of Collegium Pharmaceutical, Inc.:

The 2019 Annual Meeting of Shareholders (the “2019 Annual Meeting”) of Collegium Pharmaceutical, Inc., a Virginia corporation (the “Company,” “we,” “us,” or “our”) will be held on Thursday, April 25, 2019, at 8:30 a.m. (Eastern Time) at the offices of Pepper Hamilton LLP, 19th Floor, High Street Tower, 125 High Street, Boston, MA 02110, for the following purposes:

1. To elect (i) three directors to serve as Class I directors for a three-year term to expire at the 2022 annual meeting of shareholders and (ii) one director to serve as a Class II director for a one-year term to expire at the 2020 annual meeting of shareholders;

2.To approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement;

3.To indicate, on an advisory basis, the preferred frequency of future shareholder advisory votes on the compensation of our named executive officers;

4. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

5. To transact such other business as may properly be brought before the 2019 Annual Meeting or any adjournment or postponement thereof.

Our board of directors unanimously recommends that you vote “FOR” the election of our board of directors’ director nominees (Proposal 1) ), “FOR” the advisory vote on the compensation of our named executive officers (Proposal 2), for “ONE YEAR” as the preferred frequency of future advisory votes to approve named executive officer compensation (Proposal 3) and “FOR” the proposal to ratify Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 (Proposal 4).

Instead of mailing a printed copy of our proxy materials to all of our shareholders, we provide access to these materials via the Internet. This reduces the amount of paper necessary to produce these materials as well as the costs associated with mailing these materials to all shareholders. Accordingly, on or about March 15, 2019, we will begin mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to all shareholders of record on our books at the close of business on March 11, 2019, the record date for the 2019 Annual Meeting, and will post our proxy materials on the website referenced in the Notice. As more fully described in the Notice, shareholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail, or electronically by email, on an ongoing basis.

If you are a shareholder of record, you may vote in one of the following ways:

·	Vote over the Internet, by going to www.envisionreports.com/COPI (have your Notice or proxy card in hand when you access the website);

·	Vote by telephone, by calling the toll-free number 1-800-652-8683 (have your Notice or proxy card in hand when you call);
·	Vote by mail, if you received (or requested and received) a printed copy of the proxy materials, by returning the enclosed proxy card (signed and dated) in the envelope provided; or
·	Vote in person at the 2019 Annual Meeting.

If your shares are held in “street name,” meaning that they are held for your account by a broker, bank or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

Whether or not you plan to attend the 2019 Annual Meeting in person, we urge you to take the time to vote your shares.

By Order of the Board of Directors,

/s/ SHIRLEY KUHLMANN
Shirley Kuhlmann
Executive Vice President, General Counsel & Secretary

Stoughton, Massachusetts
March 15, 2019

i

100 Technology Center Drive, Suite 300
Stoughton, MA 02072

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 25, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2019
ANNUAL MEETING TO BE HELD ON THURSDAY, APRIL 25, 2019

Copies of this proxy statement and the form of proxy card, and the Annual Report on Form 10‑K for the fiscal year ended December 31, 2018 (the “2018 Annual Report”) are available without charge at www.envisionreports.com/COPI, by telephone at 1‑866‑641‑4276, or by notifying our Corporate Secretary, in writing, at Collegium Pharmaceutical, Inc., 100 Technology Center Drive, Suite 300, Stoughton, MA 02072.

The board of directors (“Board”) of Collegium Pharmaceutical, Inc. (“Company,” “we,” “us,” or “our”) is soliciting the enclosed proxy for use at its 2019 Annual Meeting of shareholders (the “2019 Annual Meeting”) to be held at the offices of Pepper Hamilton LLP, 19th Floor, High Street Tower, 125 High Street, Boston, MA 02110, on April 25, 2019 at 8:30 a.m. (Eastern Time).

On March 15, 2019, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders (other than those who previously requested electronic or paper delivery of proxy materials), directing shareholders to a website where they can access our proxy materials, including this proxy statement and the 2018 Annual Report, and view instructions on how to vote online or by telephone. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive access to those materials via e-mail unless you elect otherwise.

FREQUENTLY ASKED QUESTIONS

The following questions and answers present important information pertaining to the 2019 Annual Meeting:

Q: Why are we holding the 2019 Annual Meeting?

A: As a matter of good corporate practice, and in compliance with applicable corporate law and the Marketplace Rules (the “NASDAQ Listing Rules”) of The NASDAQ Stock Market, LLC (“NASDAQ”), we hold a meeting of shareholders annually. This year’s meeting will be held on April 25, 2019. There will be at least four items of business that must be voted on by our shareholders at the 2019 Annual Meeting, and our Board is seeking your proxy to vote on these items. This proxy statement contains important information about us and the matters that will be voted on at the 2019 Annual Meeting. Please read these materials carefully so that you have the information you need to make informed decisions.

Q: Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A: In accordance with rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we may furnish proxy materials, including this proxy statement and our 2018 Annual Report, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which is being mailed to our shareholders on or about March 15, 2019, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Q: Who is entitled to vote?

A: Only shareholders of record as of the close of business on March 11, 2019 (the “Record Date”) will be entitled to notice of, and to vote at, the 2019 Annual Meeting. Beginning two days after notice of our 2019 Annual Meeting is given, a list of shareholders eligible to vote at the 2019 Annual Meeting will be available for inspection at our principal office at any time up to the 2019 Annual Meeting. If you would like to inspect the list, please call our Corporate Secretary at (781) 713‑3699 to arrange a visit to our office.

Q: How many shares of common stock can vote?

A: There were 33,371,982 shares of common stock issued and outstanding as of the close of business on the Record Date. Each shareholder entitled to vote at the 2019 Annual Meeting may cast one vote for each share of common stock owned by him, her or it which has voting power upon each matter considered at the 2019 Annual Meeting.

Q: What may I vote on?

A: You may vote on the following matters:

1.The election of (i) three directors to serve as Class I directors for a three-year term and (ii) one director to serve as a Class II director for a one-year term;

2.The approval, on an advisory basis, of named executive officer compensation;

3.The indication, on an advisory basis, of the preferred frequency of future shareholder advisory votes on named executed officer compensation;

4.The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

5.Any other business that may properly come before the 2019 Annual Meeting and any adjournment or postponement thereof.

Q: Will any other business be presented for action by shareholders at the 2019 Annual Meeting?
A: Management knows of no business that will be presented at the 2019 Annual Meeting other than Proposals 1,  2, 3 and 4. If any other matter properly comes before the 2019 Annual Meeting, the persons named as proxies in the proxy card intend to vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their judgment on the matter.

Q: How does the Board recommend that I vote on each of the proposals?

A: Our Board recommends a vote “FOR” the director nominees (Proposal 1), “FOR” the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 2), for “ONE YEAR” as the preferred frequency of future shareholder advisory votes on the compensation of our named executive officers (Proposal 3), and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal 4).

Q: How do I vote my shares?

A: The answer depends on whether you own your shares of common stock directly (that is, you hold shares that show your name as the registered shareholder) or if your shares are held in a brokerage account or by another nominee holder.

If you own your shares directly (i.e., you are a “registered shareholder”): your proxy is being solicited directly by us, and you can vote by mail, telephone or Internet, or you can vote in person if you attend the 2019 Annual Meeting.

If you wish to vote by mail, please do the following: (i) sign and date the proxy card, (ii) mark the boxes indicating how you wish to vote, and (iii) return the proxy card in the prepaid envelope provided. If you sign your proxy card but do not indicate how you wish to vote, the proxies will vote your shares “FOR” the director nominees, “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, for “ONE YEAR” as the preferred frequency of future shareholder advisory votes on the compensation of our named executive officers, “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, and, in their discretion, on any other matter that properly comes before the 2019 Annual Meeting. Unsigned proxy cards will not be counted.

If you wish to vote by telephone or over the Internet, you will find instructions on the proxy card that you should follow. There may be costs associated with telephonic or electronic access, such as usage charges from Internet access providers and telephone companies that must be paid by the shareholder. The telephone and Internet voting procedures are designed to authenticate a shareholder’s identity to allow a shareholder to vote his, her or its shares and confirm that his, her or its instructions have been properly recorded. Voting by telephone or over the Internet authorizes the named proxies to vote your shares in the same manner as if you had submitted a validly executed proxy card.

If you wish to vote in person at the meeting, written ballots will be passed out to anyone who wants to vote at the meeting.

If you hold your shares through a broker, bank or other nominee: a voting instruction card has been provided to you by your broker, bank or other nominee describing how to vote your shares. If you receive a voting instruction card, you can vote by completing and returning the voting instruction card. Please be sure to mark your voting choices on your voting instruction card before you return it. You may also be able to vote by telephone or via the Internet. Please refer to the instructions provided with your voting instruction card for information about voting in these ways. See also “Will my shares be voted if I do not return my proxy?” below.

If you wish to vote in person at the meeting, written ballots will be passed out to anyone who wants to vote at the meeting. However, if you are the beneficial owner of shares held in street name through a bank, broker or other nominee, you may not vote your shares at the 2019 Annual Meeting unless you obtain a “legal proxy” from the bank, broker or nominee that holds your shares, giving you the right to vote the shares at the 2019 Annual Meeting.

Q: What is a proxy?

A: A proxy is a person you appoint to vote on your behalf. By using any of the methods discussed above, you will be appointing as your proxies Joseph Ciaffoni, our President and Chief Executive Officer, and Paul Brannelly, our Executive Vice President and Chief Financial Officer. They may act together or individually on your behalf and will have the authority to appoint a substitute to act as proxy. Whether or not you expect to attend the 2019 Annual Meeting in person, we request that you please use the means available to you to vote by proxy so as to ensure that your shares of common stock may be counted towards a quorum and voted.

Q: Will my shares be voted if I do not return my proxy?

A: If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet, by telephone, by returning your proxy by mail or by ballot at the 2019 Annual Meeting.

If your shares are held in “street name,” your brokerage firm may under certain circumstances vote your shares if you do not timely return your voting instructions. Brokers can vote their customers’ unvoted shares on discretionary matters but cannot vote such shares on non-discretionary matters. If you do not timely return voting instructions to your brokerage firm to vote your shares, your brokerage firm may, on discretionary matters, either vote your shares or leave your shares unvoted.

Proposal 1 (election of directors), Proposal 2 (the advisory vote on the compensation of our named executive officers) and Proposal 3 (the advisory vote on the preferred frequency of future shareholder advisory votes on the compensation of our named executed officers) are non-discretionary matters. If you do not instruct your brokerage firm how to vote with respect to these proposals, your brokerage firm may not vote with respect to these proposals and those shares that would have otherwise been entitled to be voted will be treated as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

Proposal 4 (ratification of the appointment of our independent registered public accounting firm) is considered a discretionary matter, and your brokerage firm will be able to vote on this proposal even if it does not timely receive instructions from you, so long as it holds your shares in its name. We encourage you to timely provide voting instructions to your brokerage firm or other nominee. This ensures that your shares will be voted at the 2019 Annual Meeting according to your instructions. You should receive directions from your brokerage firm or other nominee about how to submit your voting instructions to them.

Q: What if I want to change my vote or revoke my proxy?

A: If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the 2019 Annual Meeting. To do so, you must do one of the following:

1.Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted. You may not revoke or change your vote over the Internet or by telephone after 11:59 p.m., Eastern Time, on April 24, 2019.

2.Sign a new proxy and submit it by mail to Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021, Attention: Proxy Tabulation, who must receive the proxy card no later than April 24, 2019. Only your latest dated proxy will be counted.

3.Attend the 2019 Annual Meeting and vote in person as instructed above. Attending the 2019 Annual Meeting alone will not revoke your Internet vote, telephone vote or proxy submitted by mail, as the case may be.

4.Give our Corporate Secretary written notice before or at the meeting that you want to revoke your proxy. If your shares are held in “street name,” you should contact your broker, bank or nominee for information on how to change your voting instructions. You may also vote in person at the 2019 Annual Meeting, which will have the effect of revoking any previously submitted voting instructions, if you obtain a “legal proxy” from your broker, bank or nominee as described in the answer to the question “How do I vote my shares?” above.

Q: What is a quorum?

A: The holders of a majority of the 33,371,982 shares of common stock outstanding as of the Record Date, either present or represented by proxy, constitute a quorum. A quorum is necessary in order to conduct the 2019 Annual Meeting. If you choose to have your shares represented by proxy at the 2019 Annual Meeting, you will be considered part of the quorum. Broker non-votes and abstentions will be counted as present for the purpose of establishing a quorum. If a quorum is not present by attendance or represented by proxy at the 2019 Annual Meeting, the shareholders present by attendance at the meeting or by proxy may adjourn the 2019 Annual Meeting until a quorum is present.

Q: What vote is required to approve each matter and how are votes counted?

A: Proposal 1—Election of Directors

A nominee for director must receive a greater number of votes cast FOR election than votes cast AGAINST such nominee’s election. This is called a majority. Proposal 1 is a non-discretionary matter. Therefore, if your shares are held by your brokerage firm in “street name” and you do not timely provide voting instructions with respect to your shares, your brokerage firm cannot vote your shares on Proposal 1. Broker non-votes -- shares held in “street name” by banks, brokerage firms, or nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 1 – will not be counted as votes FOR or AGAINST from any nominee. If you ABSTAIN from voting on Proposal 1, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, such “broker non-votes” and abstentions will have no effect on the voting on Proposal 1.

Proposal 2— Advisory Vote on the Compensation of our Named Executive Officers

To approve Proposal 2, the votes cast FOR the ratification must exceed the votes cast AGAINST the approval. Proposal 2 is a non-discretionary matter. Therefore, if your shares are held by your brokerage firm in “street name” and you do not timely provide voting instructions with respect to your shares, your brokerage firm cannot vote your shares on Proposal 2. Shares held in “street name” by banks, brokerage firms, or nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 2 will not be counted as votes FOR or AGAINST the proposal. If you ABSTAIN from voting on Proposal 2, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, such “broker non-votes” and abstentions will have no effect on the voting on Proposal 2.

As an advisory vote, the results of this vote will not be binding on the Board or the Company. However, the Board values the opinions of our shareholders, and will consider the outcome of the vote when making future decisions on the compensation of our named executive officers and our executive compensation philosophy, policies and procedures.

Proposal 3— Advisory Vote on the Frequency of Future Advisory Votes to Approve Named Executive Officer Compensation

In Proposal 3, we are asking our shareholders to cast a non-binding advisory vote regarding the preferred frequency of future advisory votes on the compensation of our named executive officers. Shareholders may vote for a frequency of every one, two or three years, or may abstain. The affirmative vote of the holders of shares of common stock representing a majority of the votes cast on the matter is required to adopt this resolution. If none of the three frequency options receives the vote of the holders of a majority of the votes cast, we will consider the frequency option (one year, two years or three years) receiving the highest number of votes cast by shareholders to be the frequency that is recommended by shareholders. Proposal 3 is a non-discretionary matter. Therefore, if your shares are held by your brokerage firm in “street name” and you do not timely provide voting instructions with respect to your shares, your brokerage firm cannot vote your shares on Proposal 3. Shares held in “street name” by banks, brokerage firms, or nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 3 will not be counted as votes FOR or AGAINST the proposal. If you ABSTAIN from voting on Proposal 3, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, such “broker non-votes” and abstentions will have no effect on the voting on Proposal 3.

As an advisory vote, the results of this vote will not be binding on the Board or the Company. However, the Board values the opinions of our shareholders, and will consider the outcome of the vote when making future decisions on whether to hold future named executive officer compensation advisory votes more or less frequently.

Proposal 4—Ratification of the Appointment of Independent Registered Public Accounting Firm

To approve Proposal 4, the votes cast FOR the ratification must exceed the votes cast AGAINST the ratification. Proposal 4 is considered a discretionary matter. If your shares are held by your brokerage firm in “street name” and you do not timely provide voting instructions with respect to your shares, your brokerage firm may vote your unvoted shares on Proposal 4. If you ABSTAIN from voting on Proposal 4, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to ABSTAIN will have no effect on the outcome of Proposal 4.

Although shareholder approval of our audit committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 is not required, we believe that it is advisable to give shareholders an opportunity to ratify this appointment. If this proposal is not approved at the 2019 Annual Meeting, the audit committee will reconsider its appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

Q: What if additional proposals are presented at the 2019 Annual Meeting?

A: We do not intend to bring any other matter for a vote at the 2019 Annual Meeting, and we do not know of anyone else who intends to do so. However, with respect to any other business that properly comes before the 2019 Annual Meeting, your proxies are authorized to vote on your behalf using their judgment.

Q: Do the directors and officers of the Company have an interest in the outcome of the matters to be voted on?

A: Our directors and officers will not receive any special benefit as a result of the outcome of the matters to be voted on, except that our non-employee directors will receive compensation for their service as described later in this Proxy Statement under the heading “Proposal 1: Election of Directors—Corporate Governance—Compensation of Non-Employee Directors.”

Q: How many shares do the directors and officers of the Company beneficially own, and how do they plan to vote their shares?

A: Directors and executive officers, who, as of the Record Date, had beneficial ownership (or had the right to acquire beneficial ownership within sixty days following the Record Date) of approximately 8.08% of our outstanding common stock, are expected to vote, or direct the voting of their shares, in favor of the election of the director nominees set forth in this proxy statement, in favor of the compensation of our named executive officers, in favor of holding future advisory votes to approve named executive officer compensation every year, and in favor of the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

Q: Who will count the votes?

A: Our inspector of elections, Computershare Trust Company, N.A., will count the votes cast by proxy and in person at the 2019 Annual Meeting.

Q: Who can attend the 2019 Annual Meeting?

A: All shareholders are invited to attend the 2019 Annual Meeting.

Q: Are there any expenses associated with collecting the shareholder votes?

A: We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and other materials to our shareholders. We do not anticipate hiring an agency to solicit votes from shareholders at this time; however, if we determine that such action would be appropriate or necessary, we would pay the cost of such service. Our officers and other employees may solicit proxies in person or by telephone but will receive no special compensation for doing so.

Q: Where can you find the voting results?

A: Voting results will be reported in a Current Report on Form 8‑K, which we will file with the SEC within four business days following the 2019 Annual Meeting.

Q: Who is our Independent Registered Public Accounting Firm, and will they be represented at the 2019 Annual Meeting?

A: Deloitte & Touche LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2018 and audited our financial statements for such fiscal year. Deloitte & Touche LLP has been appointed by the audit committee to serve in the same role and to provide the same services for the fiscal year ending December 31, 2019. We expect that one or more representatives of Deloitte & Touche LLP will be present at the 2019 Annual Meeting. They will have an opportunity to make a statement, if they desire, and will be available to answer appropriate questions at the end of the 2019 Annual Meeting.

Q: How do I obtain an Annual Report on Form 10‑K?

A: If you would like a copy of our Annual Report on Form 10‑K for the fiscal year ended December 31, 2018 that we filed with the SEC, we will send you one without charge. Please write to:

Collegium Pharmaceutical, Inc.

100 Technology Center Drive, Suite 300
Stoughton, MA 02072

Attn: Investor Relations

All of our SEC filings are also available free of charge under the heading “SEC Filings” in the “Investors” section of our website at www.collegiumpharma.com.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Board is divided into three classes, with one class of our directors standing for election each year, for a three-year term. Directors for each class are elected at the annual meeting of shareholders held in the year in which the term for their class expires and hold office until their death, resignation or removal or their successors are duly elected and qualified. In accordance with our articles of incorporation and bylaws, our directors may fill existing vacancies on our Board (including vacancies resulting from an increase in the number of directors) by appointment. Pursuant to the Virginia Stock Corporation Act, the term of office of a director elected by our Board to fill a vacancy expires at the next shareholders’ meeting at which directors are elected. Once the appointed director receives the requisite shareholder vote at the annual meeting, he or she will serve for the remainder of the full term of that class and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.

Our Board currently consists of nine directors, divided into the following three classes:

·	The Class I directors are John Fallon, M.D., John Freund, M.D. and David Hirsch, M.D., Ph.D., and their terms will expire at the 2019 Annual Meeting;
·

The Class II directors are Joseph Ciaffoni, Michael Heffernan, R.Ph. and Gino Santini, and, with the exception of Mr. Ciaffoni who will stand for election at the 2019 Annual Meeting, their terms will expire at the 2020 annual meeting of shareholders; and

·	The Class III directors are Garen Bohlin, Gwen Melincoff and Theodore Schroeder, and their terms will expire at the 2021 annual meeting of shareholders.

All of our Class I directors have been nominated to serve as Class I directors and have agreed to stand for election. If the nominees for Class I directors are elected at the 2019 Annual Meeting, then each nominee will serve for a three-year term expiring at the 2022 annual meeting of shareholders and until his or her successor is duly elected and qualified.

Joseph Ciaffoni, who was appointed by our Board effective July 1, 2018 to fill a vacancy resulting from an increase in the number of directors, has been nominated to serve as a Class II director and has agreed to stand for election. If Mr. Ciaffoni is elected at the 2019 Annual Meeting, he will serve for the remaining year of the three-year term of office of a Class II director that will expire at the 2020 annual meeting of shareholders and until his successor is duly elected and qualified.

Our directors are elected by a majority of the votes cast. Pursuant to our bylaws, a majority of votes cast means that if the votes cast “FOR” such nominee’s election exceed the votes cast  “AGAINST” such nominee’s election, such nominee is elected.

If a choice is specified on the proxy card by a shareholder, the shares will be voted as specified. If no contrary indication is made, proxies are to be voted “FOR” Drs. Fallon, Freund and Hirsch and Mr. Ciaffoni, or, in the event that any such individual is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our Board to fill the vacancy.

Recommendation of our Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF (I) DRS. FALLON, FREUND AND HIRSCH AS CLASS I DIRECTORS AND (II) MR. CIAFFONI AS A CLASS II DIRECTOR, IN EACH CASE, AT THE 2019 ANNUAL MEETING.

Nominees for Election to the Board

Nominee	Age	Position
Joseph Ciaffoni	48	Director, President and Chief Executive Officer
John Fallon, M.D.	71	Director
John Freund, M.D.	65	Director
David Hirsch, M.D., Ph.D.	48	Director

Nominees for Election to the Board for a Three-Year Term Expiring at the 2022 Annual Meeting of Shareholders

John Fallon, M.D.  Dr. Fallon has served as a member of our Board since June 2016. Dr. Fallon served as Senior Vice President and Chief Physician Executive at Blue Cross Blue Shield of Massachusetts (“BCBS”), a health insurance company, from 2004 through 2015. Prior to his role at BCBS, Dr. Fallon served as Chief Executive Officer for clinical affairs at the State University of New York Downstate Medical Center, including University Hospital of Brooklyn and the clinical faculty practice plan. His professional experience also includes the Partners Healthcare System, where he was Chairman of the physician network. Dr. Fallon was also the CEO of Charter Professional Services Corporation and the founder and CEO of North Shore Health System, a large physician-hospital organization in Massachusetts. He serves on the board of directors of Insulet Corporation (NASDAQ: PODD) (2012 to present), a medical devices company, and as a member of the boards of directors of Exact Sciences Corporation (NASDAQ: EXAS) (2016 to present), a molecular diagnostics company, and AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) (2014 to present), a specialty pharmaceutical company. Dr. Fallon is Chairman of the board of directors of NEHI (Network for Excellence in Health Innovation). In the past, he also served as a member of several not-for-profit boards, including: Alliance for Healthcare Improvement, Massachusetts Health Quality Partners, Massachusetts E-Health Collaborative and Neighborhood Health Plan. He also co-chaired, with the Massachusetts Secretary of Health and Human Services, the Massachusetts Patient Centered Medical Home Initiative. Dr. Fallon practiced internal medicine for more than 20 years, fulfilled his residency at Boston City Hospital, and is Board Certified in Internal Medicine. He received a B.A. from the College of the Holy Cross, an MBA from the University of South Florida and a Doctor of Medicine from Tufts University School of Medicine.

We believe that Dr. Fallon’s perspective and experience as an executive and board member in the life sciences industry, as well as his strong medical and scientific background, provide him with the qualifications and skills to serve as a director.

John Freund, M.D., Director.  Dr. Freund has served as a member of our Board since February 2014. Dr. Freund founded Skyline Ventures (“Skyline”), a venture capital firm, in 1997 and has served as Managing Director at Skyline since its founding. Prior to joining Skyline, Dr. Freund served as Managing Director in the private equity group of Chancellor Capital Management, LLC. In 1995, Dr. Freund co-founded Intuitive Surgical, Inc. and served on its board of directors until 2000. From 1988 to 1994, Dr. Freund served in various positions at Acuson Corporation (“Acuson”), most recently as Executive Vice President. Prior to joining Acuson, Dr. Freund was a General Partner of Morgan Stanley Venture Partners from 1987 to 1988. From 1982 to 1988, Dr. Freund worked at Morgan Stanley & Co., where he co-founded the Healthcare Group in the Corporate Finance Department in 1983.

Dr. Freund currently serves on the board of directors of Tetraphase Pharmaceuticals, Inc. (NASDAQ: TTPH) (2012 to present) and Proteon Therapeutics, Inc. (NASDAQ: PRTO) (2014 to present), as well as on the boards of two privately held companies, Sutro Biopharma, Inc. (2014 to present) and SI-Bone, Inc. (2013 to present). Dr. Freund also serves on the board of directors of six U.S. registered investment funds managed by The Capital Group Companies. He previously served on the board of directors of several publicly traded companies, including XenoPort, Inc. (NASDAQ: XNPT) (1999 to 2016), where he was Chairman, Concert Pharmaceuticals, Inc. (NASDAQ: CNCE) (2014 to 2015),

MAP Pharmaceuticals, Inc. (NASDAQ: MAPP) (2004 to 2011), and MAKO Surgical Corp. (NASDAQ: MAKO) (2008 to 2013). Dr. Freund is a member of the Advisory Board for the Harvard Business School Healthcare Initiative.

Dr. Freund graduated from Harvard College with a B.A. in History in 1975, received an M.D. from Harvard Medical School in 1980 and an M.B.A. from Harvard Business School in 1982.

We believe that Dr. Freund’s extensive finance and investment experience, his experience as an executive, and his service on the board of directors of numerous public and privately held companies in our industry provide him with the qualifications and skills to serve as a director.

David Hirsch, M.D., Ph.D., Director.  Dr. Hirsch has served as a member of our Board since February 2012. Since 2007, Dr. Hirsch has served as a Founder and Managing Director at Longitude Capital Management Co., LLC (“Longitude”), a private investment firm, where he focuses on investments in biotechnology. From 2005 to 2006, Dr. Hirsch was Vice President of Pequot Capital Management (“Pequot”), where he worked in the life sciences practice. Prior to Pequot, Dr. Hirsch was an Engagement Manager in the pharmaceutical practice of McKinsey & Co. While at McKinsey & Co., he worked with many large pharmaceutical companies across a range of projects including clinical and commercial strategies, M&A evaluations, portfolio prioritization and managed care strategy.

Dr. Hirsch currently serves on the board of directors of Molecular Templates, Inc. (NASDAQ: MTEM) (2017 to present) and Tricida, Inc. (NASDAQ: TCDA) (2016 to present), as well as several private company boards, including Rapid Micro Biosystems, Inc., Poseida Therapeutics, Inflazome, and Velicept Therapeutics, Inc. He previously served on the board of directors of Civitas Therapeutics, Inc., Precision Therapeutics, Inc. and Zavante Therapeutics, Inc.  Dr. Hirsch graduated from Johns Hopkins University with a B.S. in Biology in 1991 and, in 2001, received an M.D. from Harvard Medical School as well as a Ph.D. in Biology from Massachusetts Institute of Technology.

We believe that Dr. Hirsch’s perspective and experience as an investor and board member in the life sciences industry, as well as his strong medical and scientific background, provide him with the qualifications and skills to serve as a director.

Nominee for Election to the Board for a One-Year Term Expiring at the 2020 Annual Meeting of Shareholders

Joseph Ciaffoni, Director, President and Chief Executive Officer. Mr. Ciaffoni has served as our President and Chief Executive Officer since July 2018, and prior to that, served as our Executive Vice President and Chief Operating Officer since May 2017. Prior to joining us, Mr. Ciaffoni served as President, U.S. Branded Pharmaceuticals of Endo International plc, a specialty pharmaceutical company, from August 2016 to December 2016. Before that, from April 2012 to August 2016, Mr. Ciaffoni held various positions of increasing responsibility at Biogen Idec, including Senior Vice President, Global Specialty Medicines Group, Senior Vice President, U.S. Commercial and Vice President, U.S. Neurology Field Operations and Marketing. Prior to joining Biogen Idec, Mr. Ciaffoni was Executive Vice President and Chief Operating Officer of Shionogi Inc. and President of Shionogi Pharmaceuticals from July 2008 to October 2010. Mr. Ciaffoni also previously served as Vice President, Sales for Schering-Plough (now Merck) from May 2004 to June 2008, where he was responsible for the cholesterol franchise, and has held several commercial leadership roles at Sanofi-Synthelabo (now Sanofi) from January 2002 to April 2004 and Novartis from January 1994 to December 2001. Mr.

Ciaffoni received a B.A. in Communications in 1993 and an M.B.A. in 2000, both from Rutgers, The State University of New Jersey.

We believe that Mr. Ciaffoni’s perspective and experience as a senior executive in the pharmaceutical industry, as well as the depth of his operations and board experience, provide him with the qualifications and skills to serve as a director.

Terms Expiring at the

2020 Annual Meeting of Shareholders (Class II)

Name	Age	Position
Michael Heffernan, R.Ph.	54	Chairman
Gino Santini	62	Director

Michael Heffernan, R.Ph., Chairman.  Mr. Heffernan has served as a member of our board of directors since October 2003 and served as our President and Chief Executive Officer from October 2003 to June 2018. Mr. Heffernan has over twenty-five years of experience in the pharmaceutical and related healthcare industries. He was previously the Founder, President and Chief Executive Officer of Onset Therapeutics, LLC, a dermatology-focused company that developed and commercialized products for the treatment of skin-related illnesses and was responsible for the spin-off of the business from the Company to create PreCision Dermatology, Inc. which was acquired by Valeant Pharmaceuticals International, Inc. Mr. Heffernan has held prior positions as Co-Founder, President and Chief Executive Officer of Clinical Studies Ltd., a pharmaceutical contract research organization that was sold to PhyMatrix Corp., and as President and Chief Executive Officer of PhyMatrix. Mr. Heffernan started his career at Eli Lilly and Company, where he served in numerous sales and marketing roles.

Mr. Heffernan serves on the board of directors of Akebia Therapeutics, Inc. (NASDAQ: AKBA) (December 2018 to present) and Veloxis Pharmaceuticals A/S (CPH: VELO) (March 2015 to present), where he is Chairman. Mr. Heffernan previously served on the board of directors of Keryx Biopharmaceuticals, Inc., a formerly public pharmaceutical company prior to its merger with Akebia, Ocata Therapeutics, Inc. (NASDAQ: OCAT), Cornerstone Therapeutics Inc. (now known as Chiesi USA, Inc.) (NASDAQ: CRTX) and several privately held companies. Mr. Heffernan graduated from the University of Connecticut with a B.S. in Pharmacy in 1987 and is a Registered Pharmacist.

We believe that Mr. Heffernan’s perspective and experience as a senior executive in the pharmaceutical industry, as well as the depth of his operations and board experience, provide him with the qualifications and skills to serve as a director.

Gino Santini, Director.  Mr. Santini has served as a member of our Board since July 2012 and has served as our lead independent director since May 2015. Since December 2010, Mr. Santini has been a senior advisor providing financing and business consulting services to venture capital, pharmaceutical and biotechnology companies. Previously, Mr. Santini held various positions at Eli Lilly and Company (“Lilly”) from 1983 until his retirement from Lilly in December 2010, most recently as Senior Vice President of Corporate Strategy and Business Development, a position he held since 2007. Mr. Santini also served as a member of Lilly’s Executive Committee from January 2004 to his retirement and as President of U.S. Operations. He joined Lilly in 1983 as a financial planning associate in Italy.

Mr. Santini currently serves as Chairman of the board of directors of AMAG Pharmaceuticals Inc. (NASDAQ: AMAG) (2012 to present), and as a member of the board of directors of Allena Pharmaceuticals, Inc. (NASDAQ: ALNA) (February 2012 to present), Intercept Pharmaceuticals, Inc. (NASDAQ: ICPT) (November 2015 to present) and Horizon Pharma plc (NASDAQ: HZNP) (2012 to present), as well as several privately held companies. Previously, Mr. Santini served on the board of directors of Vitae Pharmaceuticals, Inc. (NASDAQ GS: VTAE) (2014 to October 2016) and Sorin S.p.A., a company traded on the Italian Stock Exchange (2012 to 2015). He graduated from the University of

Bologna, Italy with a B.S. in Mechanical Engineering in 1981 and received an M.B.A. from the Simon School of Business at the University of Rochester in 1983.

We believe that Mr. Santini’s perspective and experience as a senior executive at Lilly, as well as his extensive domestic and international commercial, corporate strategy, business development and transaction experience, provide him with the qualifications and skills to serve as a director.

Terms Expiring at the

2021 Annual Meeting of Shareholders (Class III)

Name	Age	Position
Garen Bohlin	71	Director
Gwen Melincoff	66	Director
Theodore Schroeder	63	Director

Garen Bohlin, Director.  Mr. Bohlin has served as a member of our Board since January 2015. Mr. Bohlin has almost 30 years’ experience serving in executive roles at several biotechnology companies, including Constellation Pharmaceuticals, Inc., where he served as an Executive Vice President from January 2010 to his retirement in May 2012.

Prior to that, Mr. Bohlin served as Chief Operating Officer at Sirtris Pharmaceuticals, Inc. (“Sirtris”), which was acquired by GlaxoSmithKline plc. Prior to joining Sirtris, Mr. Bohlin served as President and Chief Executive Officer of Syntonix Pharmaceuticals, Inc. (“Syntonix”), which was acquired by Biogen Idec. Prior to Syntonix, Mr. Bohlin spent 14 years in executive management at Genetics Institute, Inc. (“Genetics Institute”), which was acquired by Wyeth. Prior to Mr. Bohlin’s tenure at Genetics Institute, he was a partner at Arthur Andersen & Co., where he spent 13 years.

Since his retirement, Mr. Bohlin has served on the boards of directors of several companies. Mr. Bohlin currently serves on the board of directors of Tetraphase Pharmaceuticals, Inc. (NASDAQ: TTPH) (2010 to present), Karyopharm Therapeutics, Inc. (NASDAQ GS: KPTI) (2013 to present), and Proteon Therapeutics, Inc. (NASDAQ: PRTO) (2014 to present). Previously, he served on the board of directors of Acusphere, Inc. (OTC: ACUS) (2005 to 2015) and four other publicly traded or privately held biotechnology companies. Mr. Bohlin graduated from the University of Illinois with a B.S. in Accounting and Finance in 1970.

We believe that Mr. Bohlin’s perspective and experience as a senior executive in our industry, as well as his board and audit committee experience with publicly traded and privately held biotechnology companies, provide him with the qualifications and skills to serve as a director.

Gwen Melincoff, Director. Ms. Melincoff has served as a member of our Board since August 2017. Ms. Melincoff has over 25 years of leadership experience in the biotechnology and pharmaceutical industries. Ms. Melincoff is currently managing director at Gemini Advisors LLC, a biopharmaceutical consultancy (since 2014) and an advisor to Phase 1 Ventures, a startup accelerator (since 2015), Verge Genomics, a startup drug discovery company (since 2016) and Agent Capital (since 2017). From August 2014 to September 2016, she served as Vice President of Business Development at BTG International Inc., a specialist medical products company. From September 2004 to December 2013, Ms. Melincoff was Senior Vice President of Business Development at Shire Plc (acquired by Takeda). In addition, from 2010 to 2013, she led the Shire Strategic Investment Group, the venture capital arm of Shire Plc. Prior to joining Shire Plc, Ms. Melincoff held managerial and business development positions at various pharmaceutical companies, including Adolor Corporation.

Ms. Melincoff currently serves on the board of Photocure ASA (PHO.OL) (2017 to present). Previously, she served as a board member or observer on the boards of Tobira Therapeutics (acquired by Allergan), DBV Technologies, AM Pharma, ArmaGen Technologies, Promethera Biosciences, Naurex Inc. (acquired by Allergan), Kamada Ltd. (NASDAQ: KMDA), and Enterome. Ms. Melincoff holds a B.S. in Biology from The George Washington University and an M.S. in Management and Health Care Administration from Pennsylvania State University. Ms. Melincoff has also attained the designation of Certified Licensing Professional (CLP™). Ms. Melincoff was named one of the “Top Women in Biotech 2013” by Fierce Biotech as well as being named to the Powerlist 100 of Corporate Venture Capital in

2012 and 2013.We believe that Ms. Melincoff’s extensive experience in business development and general management in the life sciences industry and her valuable experience in corporate governance and acquisitions provide her with the qualifications and skills to serve as a director.

Theodore Schroeder, Director.  Mr. Schroeder has served as a member of our Board since January 2016. Mr. Schroeder currently serves as Chief Executive Officer and as a member of the board of directors of Nabriva Therapeutics, Plc. (“Nabriva”), a public biopharmaceutical company, a position he has held since July 2018. From June 2015 to July 2018 Mr. Schroeder was the President, CEO and member of the board of Zavante Therapeutics, a private biopharmaceutical company that he co-founded until its acquisition by Nabriva. Mr. Schroeder co-founded Cadence Pharmaceuticals, Inc., a formerly public pharmaceutical company, and served as its President and Chief Executive Officer, and as a member of the board of directors, from May 2004 until its acquisition in May 2014 by Mallinckrodt Pharmaceuticals, Inc. From August 2002 to February 2004, Mr. Schroeder served as Senior Vice President, North American Sales and Marketing, of Elan Pharmaceuticals, Inc., a neuroscience-based pharmaceutical company, and from February 2001 to August 2002, as General Manager of the Hospital Products Business Unit. From May 1999 until its acquisition by Elan Pharmaceuticals, Inc. in November 2000, Mr. Schroeder served as Senior Director of Marketing Hospital Products at Dura Pharmaceuticals, Inc., a specialty respiratory pharmaceutical and pulmonary drug delivery company. Prior to joining Dura Pharmaceuticals, Inc., Mr. Schroeder held a number of hospital-related sales and marketing positions with Bristol-Myers Squibb Company, a global pharmaceutical company.

Mr. Schroeder currently serves on the board of directors of Cidara Therapeutics, Inc. (NASDAQ: CDTX) (2014 to present) and Otonomy Inc. (NASDAQ: OTIC) (August 2015 to present). From August 2011 until its acquisition by Horizon Pharma, Inc. in May 2015, Mr. Schroeder served on the board of directors of Hyperion Therapeutics, Inc., a formerly public company focused on treating ultra-rare diseases. From December 2009 until its acquisition by Cubist Pharmaceuticals, Inc. in September 2013, he served on the board of directors of Trius Therapeutics, Inc., a formerly public biopharmaceutical company. From June 2010 until its acquisition by the Medicines Company in January 2013, Mr. Schroeder served on the board of directors of Incline Therapeutics, a formerly private biopharmaceutical company focused in the acute pain space. Mr. Schroeder also currently serves on the board of directors of Biocom, a regional life science trade association, where he is a member of the executive committee. Mr. Schroeder received a B.S. in management from Rutgers University.

We believe that Mr. Schroeder’s extensive knowledge of operations, marketing, sales and general management of a life sciences company and his valuable experience in corporate governance, acquisitions, strategic planning and leadership development provide him with the qualifications and skills to serve as a director.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that our Company is managed for the long-term benefit of our shareholders. This section describes key corporate governance practices that we have adopted. We have adopted a Code of Ethics, which applies to all of our officers, directors and employees, Corporate Governance Guidelines and charters for our audit committee, our compensation committee, our nominating and corporate governance committee and our compliance committee. We have posted copies of our Code of Ethics and Corporate Governance Guidelines, as well as each of our committee charters, on the Corporate Governance page of the Investors section of our website, www.collegiumpharma.com, which you can access free of charge. Information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We intend to disclose on our website any amendments to, or waivers from, our Code of Ethics that are required to be disclosed by law or NASDAQ Listing Rules. We will also provide copies of these documents as well as our other corporate governance documents, free of charge, to any shareholder upon written request to Collegium Pharmaceutical, Inc., 100 Technology Center Drive, Suite 300, Stoughton, MA 02072, Attn: Investor Relations.

Director Independence

The NASDAQ Listing Rules require a majority of a listed company’s board of directors to be comprised of independent directors. In addition, the NASDAQ Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.

Our Board undertook a review of the composition of our Board and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our Board has determined that each of our directors, with the exception of Messrs. Ciaffoni and Heffernan, is an “independent director” as defined under the NASDAQ Listing Rules. Our Board also determined that Mr. Bohlin and Drs. Fallon and Freund, who comprise our audit committee, Messrs. Santini and Schroeder and Dr. Hirsch, who comprise our compensation committee, and Ms. Melincoff, Mr. Santini and Drs. Fallon and Freund, who comprise our nominating and corporate governance committee, satisfy the independence standards for such committees established by the SEC and the NASDAQ Listing Rules, as applicable. In making the independence determinations set forth above, our Board considered the relationships that each such non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director. There are no family relationships among any of our directors or executive officers.

Board Leadership Structure and Role in Risk Oversight

Our Board separated the positions of Chief Executive Officer and Chairman of the Board effective July 1, 2018 in connection with Mr. Ciaffoni’s promotion to President and Chief Executive Officer of the Company. Mr. Heffernan, our prior President and Chief Executive Officer, remains our Chairman, and Mr. Santini remains our Lead Independent Director. Our Board believes that the separation of the positions of Chief Executive Officer and Chairman of the Board, combined with a strong Lead Independent Director when we have a non-independent Chairman, reinforces the independence of the Board from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of our Board as a whole. Prior to July 1, 2018, the roles of Chief Executive Officer and Chairman of the Board were combined with Mr. Heffernan serving in both roles, which our Board determined, combined with a strong Lead Independent Director, provided the appropriate leadership and oversight of the company to facilitate effective functioning of both our Board and management. Though it does not have current plans to do so, our Board may combine the roles of Chief Executive Officer and Chairman of the Board again in the future if it believes that would be in the best interest of the company and its shareholders.

Mr. Heffernan, our current Chairman, presides over meetings of our Board and holds such other powers and carries out such other duties as are customarily carried out by the chairman of the board of directors of a company.  Mr. Heffernan provides valuable insight to our Board due to the perspective and experience he brings as our former Chief Executive Officer.

Mr. Santini currently serves as our Lead Independent Director and presides over portions of regularly scheduled meetings at which only our independent directors are present. As Lead Independent Director, Mr. Santini serves as a liaison between management and the independent directors, works in conjunction with the Chairman and the Chief Executive Officer to plan and set schedules and agendas for Board meetings, and performs such additional duties as our Board may otherwise determine and delegate.

One of the key functions of our Board is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including adopting guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with certain legal, regulatory and cybersecurity requirements. Our nominating and corporate governance committee monitors the efficacy of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.  Our compliance committee monitors our programs regarding compliance with laws, regulations, and industry standards that, if breached, may cause significant business, regulatory, or reputational damage.

Board Meetings

During the year ended December 31, 2018, our Board held a total of eight meetings. Each of our directors attended at least 75% of the aggregate number of meetings of our Board and meetings of any committee of which he or she was a member, which were held during the time in which he or she was a director or a committee member, as applicable.

Board Committees

Our Board has established an audit committee, compliance committee, a compensation committee and a nominating and corporate governance committee. Each committee operates under a charter that has been approved by our Board and is available on our website, www.collegiumpharma.com, under the Investors section. The information contained in, or that can be accessed through, our website is not part of this proxy statement. The table below provides the membership of each of the committees as of December 31, 2018, with further discussion on each committee and its function below the table.

Nominating &
	Audit	Compliance	Compensation	Corporate Governance
Name	Committee	Committee	Committee	Committee
Garen Bohlin	X*	X	—	—
John Fallon, M.D.	X	—	—	X*
John Freund, M.D.	X	—	—	X
David Hirsch, M.D., Ph.D.	—	—	X*	—
Gwen Melincoff	—	—	—	X
Gino Santini	—	X*	X	X
Theodore Schroeder	—	X	X	—

* Committee Chairperson

Audit Committee

Our audit committee consists of Mr. Bohlin and Drs. Fallon and Freund and is chaired by Mr. Bohlin. Our audit committee met six times in 2018. The primary purpose of our audit committee is to assist our Board in the oversight of our accounting and financial reporting processes, the audit and integrity of our financial statements, and the qualifications and independence of our independent auditor and to prepare any reports required of the audit committee under the rules of the SEC. The audit committee has the following responsibilities, among other things:

·

hiring our independent registered public accounting firm and pre-approving the audit, audit related and permitted non-audit and tax services to be performed by our independent registered public accounting firm;

·	reviewing and approving the planned scope of the annual audit and the results of the annual audit;
·	reviewing the significant accounting and reporting principles to understand their impact on our financial statements;
·

reviewing quarterly with management its assessment of the effectiveness and adequacy of our internal control structure and procedures for financial reporting and reviewing annually with our independent registered public accounting firm the attestation to and report on the assessment made by management;

·

reviewing with management and our independent registered public accounting firm, as appropriate, our financial reports, earnings announcements and financial information and earnings guidance provided to analysts and other third parties;

·

reviewing with our General Counsel or outside counsel any legal matters that may have a material impact on the Company’s financial statements, accounting policies and compliance policies and programs, including corporate securities trading policies, and engaging in direct communications with our General Counsel or outside counsel on any topic as it may deem necessary from time to time;

·

establishing procedures for the treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and confidential submissions by our employees of concerns regarding questionable accounting or auditing matters;

·	periodically reviewing and recommending appropriate changes to our Code of Ethics;
·	reviewing and approving related-party transactions; and
·	reviewing and evaluating, at least annually, our audit committee’s charter.

Our audit committee reviews related-party transactions for potential conflicts of interests or other improprieties in accordance with our related party transactions policy. See “Certain Relationships and Related Party Transactions—Policies and Procedures for Transactions with Related Persons.”

The financial literacy requirements of the SEC require that each member of our audit committee be able to read and understand fundamental financial statements. Our Board has determined that Mr. Bohlin qualifies as an audit committee financial expert, as defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and has financial sophistication in accordance with the NASDAQ Listing Rules.

Both our independent registered public accounting firm and management periodically meet privately with our audit committee.

Compliance Committee

In December 2018, the Board established the compliance committee to assist our Board in fulfilling its oversight responsibilities relating to our compliance with laws, regulations, and industry standards that, if breached, may cause significant business, regulatory, or reputational damage.  Our compliance committee consists of Messrs. Bohlin, Santini, and Schroeder, and is chaired by Mr. Santini. Our compliance committee met once in 2018. The compliance committee has oversight regarding government investigations and litigation relating to our compliance with laws, regulations, and industry standards and oversees management’s development and implementation of our compliance and ethics policies and practices. The functions of our compliance committee include, among other things:

·	overseeing our activities in the area of compliance with laws, regulations and industry standards, except where the oversight responsibility is with the audit committee;
·	reviewing and monitoring significant compliance risk areas and the steps management takes to monitor, control, and report such compliance risk exposures;
·

monitoring and assessing the development and effectiveness of our compliance program and recommending improvements as necessary or appropriate, including the allocation of sufficient funding, resources and staff to the compliance program;

·	periodically reviewing and recommending to the full Board any changes to our Code of Ethics, which review and recommendations will be coordinated with those of the audit committee;
·	ensuring proper communication of significant compliance issues to the full Board;

·	reviewing and monitoring efforts to promote an ethical culture;
·	overseeing the mechanisms for employees to seek guidance and report concerns regarding matters of compliance with laws, regulations and industry standards;
·

receiving and evaluating reports and assessing risk regarding internal investigations or government or regulatory actions that may indicate a significant compliance or regulatory issue within the Company that may cause significant financial or reputational damage;

·

receiving and evaluating reports from our General Counsel regarding any data suggesting significant non-compliance with laws, regulations and industry standards that could affect the compliance program or the Company; and

·	reviewing and evaluating at least annually our compliance committee’s charter.

Compensation Committee

Our compensation committee consists of Messrs. Santini and Schroeder and Dr. Hirsch and is chaired by Dr. Hirsch. Our compensation committee met five times in 2018. The primary purpose of our compensation committee is to review the performance and development of our management in achieving corporate goals and objectives and to assure that our executive officers are compensated effectively in a manner consistent with the strategy of our company, competitive practice, sound corporate governance principles and shareholder interests. In carrying out these responsibilities, this committee oversees, reviews and administers all of our compensation, equity and employee benefit plans and programs. The functions of our compensation committee include, among other things:

·

reviewing and approving the corporate goals and objectives relevant to executive compensation, evaluating performance in light of those goals and objectives and setting the compensation for our executive officers;

·	reviewing and recommending the terms of employment agreements and other employment-related arrangements with our executive officers;
·	reviewing and approving our compensation strategy for our employees;
·	overseeing and periodically reviewing the operation of all of our employee benefit plans;
·	reviewing and recommending to our Board the compensation of our directors;
·	administering our equity incentive plans and benefit plans and approving the grant of equity awards to our employees and directors under these plans;
·	reviewing and discussing with management our Compensation Discussion and Analysis and recommending to our full Board its inclusion in our periodic reports and proxy statement to be filed with the SEC;
·	preparing the report of the compensation committee to be included in our annual proxy statement;
·	engaging compensation consultants or other advisors it deems appropriate to assist with its duties; and
·	reviewing and evaluating, at least annually, our compensation committee’s charter.

The agenda for each meeting of the compensation committee is usually developed by the chair of the compensation committee, in consultation with our Chief Executive Officer. The compensation committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the compensation committee to make presentations, to provide financial or other background information or advice or to otherwise participate in compensation committee meetings. No officer may participate in, or be present during, any deliberations or determinations of the compensation committee regarding the compensation for such officer or employee. Our Chief Executive Officer provides recommendations to our compensation committee with respect to executive and employee compensation, other than his own compensation, including with regard to individual performance levels. The compensation committee often takes into consideration the Chief Executive Officer’s input in granting annual cash incentives or equity awards and setting compensation levels.

The charter of the compensation committee grants the compensation committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the compensation committee considers necessary or appropriate in the performance of its duties. In particular, the compensation committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

The compensation committee engaged W.T. Haigh & Company (“W.T. Haigh”), an independent compensation consultant, during the fiscal year ended December 31, 2018 to provide comparative data on executive and non-employee director compensation practices in our industry and to advise on our executive, non-executive and non-employee director compensation and equity plan programs generally. The Company pays the cost for W.T. Haigh’s services. However, the compensation committee retains the sole authority to direct, terminate or engage W.T. Haigh’s services. Compensation for all services provided by W.T. Haigh did not exceed $120,000 during the fiscal year ended December 31, 2018.

The compensation committee is responsible for making determinations, or making recommendations to our Board, regarding compensation of executive officers, making changes to pre-approved salary ranges, salary increases, equity awards, incentive payments and pre-approved equity ranges for new hires and making material changes to benefits offered to our employees. In addition, the compensation committee makes recommendations to our Board regarding the compensation of directors and the initiation of offerings under our 2015 Employee Stock Purchase Plan. The compensation committee also administers our equity-based plans and determines whether to approve smaller increases in the number of shares reserved under our Amended and Restated 2014 Stock Incentive Plan and 2015 Employee Stock Purchase Plan than those that automatically occur each year pursuant to the “evergreen” provisions of such plans.

Under the charter of the compensation committee, the compensation committee may form and delegate any or all of its duties or responsibilities to a subcommittee of the compensation committee, to the extent consistent with our articles of incorporation, bylaws and applicable laws and rules of markets in which our securities then trade. The compensation committee has also delegated authority for certain actions to certain of our executive officers. For example, the compensation committee has delegated the authority (i) to amend our 401(k) Retirement Plan (the “401(k) Plan”) to the Chief Executive Officer and Chief Financial Officer and (ii) to enter into employment agreements with all employees other than employees that directly report to the Chief Executive Officer and/or are executive officers, to the Chief Executive Officer.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Ms. Melincoff and Drs. Fallon and Freund and is chaired by Dr. Fallon. Our nominating and corporate governance committee met three times in 2018. The primary purpose of our nominating and corporate governance committee is to assist our Board by identifying individuals qualified to become members of our Board, recommending a slate of nominees to be proposed by our Board to shareholders for election to our Board, developing and recommending corporate governance principles and guidelines of our company and monitoring compliance therewith and to recommend directors to serve on the committees of our Board. The functions of our nominating and corporate governance committee include, among other things:

·	assisting our Board in identifying prospective director nominees and recommending nominees for each annual meeting of shareholders to our Board;
·	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our Board;
·	reviewing independence of our Board;
·	evaluating and making recommendations as to the size and composition of the Board;

·	recommending members for each board committee of our Board;
·	determining qualifications for service on our board;
·	reviewing and recommending to our board any changes to our corporate governance principles and guidelines;
·	reviewing the adequacy of our articles of incorporation and bylaws and recommending to our Board, as conditions dictate, amendments for consideration by our shareholders; and
·	periodically reviewing and evaluating, at least annually, our nominating and corporate governance committee’s charter.

Compensation Committee Interlocks and Insider Participation

Dr. Hirsch and Messrs. Santini and Schroeder served as members of our compensation committee during the fiscal year ended December 31, 2018.

No member of our compensation committee is or has ever been an executive officer or employee of ours. In addition, none of our executive officers currently serves, or has served during the last completed year, on the board of directors, compensation committee or other committee serving an equivalent function, of any other entity that has one or more officers serving as a member of our Board or compensation committee.

Code of Business Conduct and Ethics for Employees, Executive Officers and Directors

Our Board has adopted a Code of Ethics applicable to all of our employees, executive officers and directors. The Code of Ethics is available on our website at www.collegiumpharma.com. Our Board is responsible for overseeing compliance with the Code of Ethics, and our Board or an appropriate committee thereof must approve any waivers of the Code of Ethics for employees, executive officers or directors. Disclosure regarding any amendments to the Code of Ethics, or any waivers of its requirements, will be made on our website.

Director Nomination Process

Identification and Evaluation of Nominees for Directors

Our nominating and corporate governance committee is of the view that the continuing service of qualified incumbents promotes stability and continuity in the board room, contributing to our Board’s ability to work as a collective body, while providing us the benefit of the familiarity and insight into our affairs that our directors have accumulated during their tenure. Accordingly, our nominating and corporate governance committee recommends to our Board the re-nomination of incumbent directors for election who continue to satisfy our nominating and corporate governance committee’s criteria for membership on our Board, whom our nominating and corporate governance committee believes continue to make important contributions to our Board and who consent to continue their service on our Board. Consistent with this policy, in considering candidates for election at our annual meeting of shareholders, the nominating and corporate governance committee will first determine the incumbent directors whose terms expire at the upcoming meeting and who consent to continue their service on our Board. If our nominating and corporate governance committee determines that an incumbent director consenting to re-nomination continues to be qualified and has satisfactorily performed his or her duties as director during the preceding term, and there exist no reasons, including considerations relating to the composition and functional needs of our Board as a whole, why in our nominating and corporate governance committee’s view the incumbent should not be re-nominated, the nominating and corporate governance will, absent special circumstances, propose the incumbent director for nomination by our Board for re-election at our annual meeting of shareholders.

If any member of our Board does not wish to continue in service or if our Board decides not to re-nominate a member for re-election, the nominating and corporate governance committee will identify a new nominee that meets the nominating and corporate governance committee’s criteria for membership on our Board. The committee may, in its sole discretion, solicit recommendations for nominees from persons that the nominating and corporate governance committee believes are likely to be familiar with qualified candidates. These persons may include members of our Board, including members of the nominating and corporate governance committee, and our management team. The nominating and corporate governance committee may, in its sole discretion, determine to engage a professional search firm to assist in identifying qualified candidates. If a search firm is engaged, the nominating and corporate governance committee will set its fees and scope of engagement. The nominating and corporate governance committee may, in its sole discretion, solicit the views of the Chief Executive Officer, other members of our senior management and other members of our Board regarding the qualifications and suitability of candidates to be nominated as directors. The nominating and corporate governance committee may, in its sole discretion, designate one or more of its members (or the entire nominating and corporate governance committee) or other members of our Board to interview any proposed candidate. Based on all available information and relevant considerations, the nominating and corporate governance committee will select a candidate who, in the view of the committee, is most suited for membership on our Board. To date, except in connection with the nomination of Dr. Fallon, the nominating and corporate governance committee has not utilized professional search firms to identify candidates to serve on our Board. The nominating and corporate governance committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

We have not received director candidate recommendations from our shareholders. We do, however, have a formal policy regarding consideration of such recommendations. In making its selection of director nominees, the nominating and corporate governance committee will evaluate candidates proposed by shareholders under criteria similar to the evaluation of other candidates and in accordance with our bylaws and as is otherwise required pursuant to the Exchange Act. However, the nominating and corporate governance committee may consider, as one of the factors in its evaluation of shareholder-recommended nominees, the size and duration of the ownership by the recommending shareholder or shareholder group in our capital stock. The nominating and corporate governance committee may also consider the extent to which the recommending shareholder intends to continue holding its interest in the Company, including, in the case of nominees recommended for election at an annual meeting of shareholders, whether the recommending shareholder intends to continue holding its interest at least through the time of such annual meeting.

Shareholders wishing to suggest a candidate for director must write to our Corporate Secretary in accordance with our procedures detailed in the section below entitled “Shareholder Communications with Our Board.”

Shareholder nominations should be made according to the procedures set forth in our bylaws and detailed in the section below entitled “Shareholder Proposals and Director Nominations for 2019 Annual Meeting of Shareholders.” Such submissions must state the nominee’s name and address, together with information with respect to the shareholder or group of shareholders making the recommendation, including the number of shares of common stock owned by such shareholder or group of shareholders, as well as other information required by our bylaws. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such proposed nominee.

Director Qualifications

The nominating and corporate governance committee has adopted guidelines and procedures for identifying and evaluating candidates for director that provide for a fixed set of specific minimum qualifications for its candidates for membership on our Board. At a minimum, each director is expected to:

· understand our business and relevant industries in general;
· regularly attend meetings of our Board and of any committees on which the director serves;
· review in a timely fashion and understand materials circulated to our Board regarding us or our industry;
· participate in meetings and decision-making processes in an objective and constructive manner; and
· be reasonably available, upon request, to advise our officers and management.

The nominating and corporate governance committee will also consider factors such as the likelihood that he or she will be able to serve on our Board for a sustained period, global experience, experience as a director of a public company and knowledge of our industry. Consideration will be given to our Board’s overall balance of diversity of perspectives, backgrounds and experiences. Our nominating and corporate governance committee considers personal diversity, including gender, national origin, ethnic and racial diversity, as an additional benefit to our Board as a whole. The nominating and corporate governance committee considers the requirement that at least one member of our Board meet the criteria for an “audit committee financial expert” as that phrase is defined under the regulations promulgated by the SEC, and that a majority of the members of our Board be independent as required under the NASDAQ Listing Rules. The nominating and corporate governance committee believes it is appropriate for our Chief Executive Officer to serve as a member of our Board. Our directors’ performance and qualification criteria are reviewed periodically by the nominating and corporate governance committee.

In evaluating director nominees, the nominating and corporate governance committee will consider, among other things, the following factors:

·

the background and qualifications of the candidate, including information concerning the candidate required to be disclosed in our proxy statement under the rules of the SEC and any relationship between the candidate and the person or persons recommending the candidate;

·	if the candidate satisfies certain minimum qualifications and other criteria that we have set for membership on our Board;
·	if the candidate possesses any of the specific qualities or skills that under the nominating and corporate governance policies must be possessed by one or more members of our Board;
·	the contribution that the candidate can be expected to make to the overall functioning of our Board;
·	the extent to which the membership of the candidate on our Board will promote diversity among the directors; and
·	other factors such as independence under applicable NASDAQ Listing Rules, relationships with our shareholders, competitors, customers, suppliers or other persons with a relationship to the Company.

The nominating and corporate governance committee’s goal is to assemble a Board that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. Moreover, the nominating and corporate governance committee is of the view that the composition of our Board, as a whole, should reflect a mix of skills and expertise that are appropriate for our company given our circumstances and that, collectively, enables our Board to perform its oversight function effectively. Nominees are not discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.

Director Attendance at Annual Meetings

Our Board has a policy of encouraging director attendance at our annual meetings of shareholders, but attendance is not mandatory. Our Board and management team encourage all of our directors to attend the 2019 Annual Meeting. All of our directors attended the 2018 annual meeting of shareholders in May 2018.

Shareholder Communications with our Board

Shareholders seeking to communicate with our Board must submit their written comments to our Corporate Secretary, Collegium Pharmaceutical, Inc., 100 Technology Center Drive, Suite 300, Stoughton, MA 02072. The Corporate Secretary will forward such communications to each member of our Board, except in cases where, in the opinion of our Corporate Secretary it would be inappropriate to send a particular shareholder communication to a specific director, in which cases such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).

Compensation of Non-Employee Directors

Effective as of the 2018 annual meeting of shareholders, our Board approved an amended non-employee director compensation policy, reflecting the compensation guidelines described below. These changes to our non-employee director compensation policy were intended to align our compensation for such directors more closely with the median range of compensation for our 2018 peer group:

·	each non-employee director will receive an annual retainer of $40,000;
·

upon joining the Board, each non-employee director will receive (i) an initial grant of options to purchase shares of common stock, with the number of stock options to be issued being calculated by dividing $185,000 by the product of (A) the average closing price of our common stock for the 50-day period ending on the trading day immediately preceding the date of grant, and (B) the Black-Scholes valuation factor used for calculating stock option values pursuant to ASC Topic 718 for the most recently completed fiscal quarter (the “Valuation Factor”), and (C) 2, and (ii) a number of restricted stock units equal to one half of the number of options issued as part of the foregoing option grant, with each award vesting in full on the one-year anniversary of the grant date, subject to continued service as a director;

·

each non-employee director will be granted, at each annual meeting of shareholders, (i) options to purchase shares of common stock, with the number of stock options to be issued being calculated by dividing $135,000 by the product of (A) the average closing price of our common stock for the 50-day period ending on the trading day immediately preceding the date of grant, (B) the Valuation Factor, and (C) 2, and (ii) a number of restricted stock units equal to one half of the number of options issued as part of the foregoing grant, with each award vesting in full on the one-year anniversary of the grant date, subject to continued service as a director;

·	the non-executive chairman of the Board will receive an additional annual retainer of $60,000 and the lead independent director, if any, will receive an additional annual retainer of $25,000;
·	each non-employee director who serves as chairperson of a committee of the board will receive additional compensation as follows:
o	the chairperson of the audit committee will receive an annual retainer of $20,000;
o	the chairperson of the compensation committee will receive an annual retainer of $14,000; and
o	the chairperson of the nominating and corporate governance committee will receive an annual retainer of $10,000; and
·	each non-employee director who serves as a non-chair member of a committee of the board will receive additional compensation as follows:
o	the members of the audit committee will receive annual retainers of $10,000;
o	the members of the compensation committee will receive annual retainers of $7,000; and
o	the members of the nominating and corporate governance committee will receive annual retainers of $5,000.

In connection with the establishment of the compliance committee in December 2018, our Board approved additional compensation to the chairperson and members of the compliance committee consisting of annual retainers of for the chairperson and for the non-chair members of that committee equal to those of the chairperson and non-chair members of our compensation committee.

The following table sets forth in summary form information concerning the compensation that we paid or awarded for services rendered during the fiscal year ended December 31, 2018 to our independent, non-employee directors.

			Option
	Fees Earned or	Stock	Awards
Name	Paid in Cash ($)	Awards ($)	($)(1)	Total ($)
Garen Bohlin	60,000	56,212	66,951	183,163
John Fallon, M.D.	55,000	56,212	66,951	178,163
John Freund, M.D.	50,000	56,212	66,951	173,163
Michael Heffernan, R.Ph. (2)	50,000	–	–	50,000
David Hirsch, M.D., Ph.D.	54,000	56,212	66,951	177,163
Gwen Melincoff	45,000	56,212	66,951	168,163
Gino Santini	82,000	56,212	66,951	205,163
Theodore Schroeder	47,000	56,212	66,951	170,163

(1)

Amounts represent the grant date fair value of stock options granted during 2018, as calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation—Stock Compensation. See Note 14 of the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for assumptions used in calculating this amount. As of December 31, 2018, the aggregate number of shares underlying stock options held by each non-employee director were as follows; Mr. Bohlin:  62,044 (of which 56,935 were exercisable as of December 31, 2018); Dr. Fallon 39,359 (of which 29,228 were exercisable as of December 31, 2018); Dr. Freund: 48,059 (of which 41,053 were exercisable as of December 31, 2018); Dr. Hirsch: 48,059 (of which 41,053 were exercisable as of December 31, 2018); Ms. Melincoff:  29,573 (of which 25,067 were exercisable as of December 31, 2018); Mr. Santini: 48,059 (of which 41,053 were exercisable as of December 31, 2018); and Mr. Schroeder 48,059 (of which 39,491 were exercisable as of December 31, 2018).

(2)

Mr. Heffernan served as our President and Chief Executive Officer through June 30, 2018.  Information concerning the compensation paid or awarded to Mr. Heffernan while serving as our President and Chief Executive Office is set forth in the Summary Compensation Table.

In March 2019, our Board approved an amendment to the non-employee director compensation policy, effective as of the 2019 Annual Meeting, to provide for certain changes to the current non-employee director compensation policy described above.  These changes, like those made in the prior year, were designed to align our non-employee director compensation with the median director compensation in our 2019 peer group companies:

·	each non-employee director will receive an annual retainer of $50,000;
·	the chairperson of the compensation committee will receive an additional $18,000 and the members of the compensation committee will each receive an additional $9,000;
·	the chairperson of the compliance committee will receive an additional $18,000 and the members of the compliance committee will each receive an additional $9,000;
·

upon joining the Board, each non-employee director will receive (i) an initial grant of options to purchase shares of common stock, with the number of stock options to be issued being calculated by dividing $225,000 by the product of (A) the average closing price of our common stock for the 50-day period ending on the trading day immediately preceding the date of grant, and (B) the Black-Scholes valuation factor used for calculating stock option values pursuant to ASC Topic 718 for the most recently completed fiscal quarter (the “Valuation Factor”), and (C) 2, and (ii) a number of restricted stock units equal to one half of the number of options issued as part of the foregoing option grant, with each award vesting in full on the one-year anniversary of the grant date, subject to continued service as a director; and
·

each non-employee director will be granted, at each annual meeting of shareholders, (i) options to purchase shares of common stock, with the number of stock options to be issued being calculated by dividing $180,000 by the product of (A) the average closing price of our common stock for the 50-day period ending on the trading day immediately preceding the date of grant, (B) the Valuation Factor, and (C) 2, and (ii) a number of restricted stock units equal to one half of the number of options issued as part of the foregoing grant, with each award vesting in full on the one-year anniversary of the grant date, subject to continued service as a director.

AUDIT COMMITTEE REPORT

The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of our Board. The audit committee’s functions are more fully described in its charter, which is available on our website at www.collegiumpharma.com.

In the performance of its oversight function, the audit committee has reviewed and discussed our audited consolidated financial statements for the fiscal year ended December 31, 2018 with management and with Deloitte & Touche LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2018. In addition, the audit committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees, and all other communications required under the PCAOB. The audit committee has met with Deloitte & Touche LLP, with and without management present, to discuss the results of its examinations, its evaluation of our internal control over financial reporting and the overall quality of our financial reporting. The audit committee has also received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the PCAOB and has discussed with Deloitte & Touche LLP their independence from us.

Based on the review and discussions referenced above, the audit committee recommended to our Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018.

Audit Committee:
Garen Bohlin, Chairman
John Fallon, M.D.
John Freund, M.D.

The foregoing report of the audit committee does not constitute soliciting material and will not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

PROPOSAL 2: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, we are conducting a shareholder advisory vote on the compensation paid to our named executive officers. This proposal, commonly known as “say-on-pay,” gives our shareholders the opportunity to express their views on our named executive officers’ compensation. The vote is advisory, and, therefore, it is not binding on the Board, the compensation committee, or the Company. Nevertheless, the compensation committee will take into account the outcome of the vote when considering future executive compensation decisions. We currently intend to conduct this advisory vote annually, subject to the outcome of the advisory vote on the frequency of future advisory votes on named executive officer compensation, as discussed in Proposal 3.

As described in detail in the “Compensation Discussion and Analysis” section of this Proxy Statement, our executive compensation program is designed to attract, motivate and retain our named executive officers who are critical to our success. Our Board believes that our executive compensation program is well tailored to retain and motivate key executives while recognizing the need to align our executive compensation program with the interests of our shareholders and our “pay-for-performance” philosophy. We encourage our shareholders to read the “Compensation Discussion and Analysis” section as well as the “Summary Compensation Table” table below and other related compensation tables and narrative disclosures, which describe our executive compensation philosophy, programs, and practices and the 2018 compensation of our named executive officers.

We are asking our shareholders to indicate their support for the compensation of our named executive officers as described herein. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our executive compensation philosophy, programs, and practices as described in this Proxy Statement.

Recommendation of our Board

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AT THE 2019 ANNUAL MEETING.

EXECUTIVE OFFICERS

The following are biographical summaries of our executive officers and their ages, except for Mr. Ciaffoni, whose biography is included under the heading “Proposal 1: Election of Directors” set forth above:

Name	Age	Position(s)
Joseph Ciaffoni	48	Director, President and Chief Executive Officer
Paul Brannelly	46	Executive Vice President and Chief Financial Officer
Scott Dreyer	47	Executive Vice President and Chief Commercial Officer
Alison Fleming	44	Executive Vice President and Chief Technology Officer
Shirley Kuhlmann	35	Executive Vice President and General Counsel

Paul Brannelly,  Executive Vice President and Chief Financial Officer. Mr. Brannelly has served as our Executive Vice President and Chief Financial Officer since February 2015. Prior to joining us, Mr. Brannelly served as Senior Vice President, Finance and Administration, and Treasurer of Karyopharm Therapeutics Inc., a biopharmaceutical company, from June 2013 to August 2014. From August 2014 to November 2014, Mr. Brannelly served as a consultant to Karyopharm. Prior to joining Karyopharm, Mr. Brannelly served as Vice President, Finance, Treasurer and Secretary at Verastem, Inc. from August 2010 to May 2013. From January 2010 to September 2011, Mr. Brannelly held the position of Chief Financial Officer at the Longwood Fund, a venture capital firm aimed at investing in, managing and building healthcare companies, where he set up the financial and operational infrastructure following the closing of its first fund and eventually served as Chief Financial Officer of its first two startup companies, Verastem and OvaScience, Inc. From November 2005 to September 2009, he served as Vice President, Finance at Sirtris Pharmaceuticals, Inc., a biopharmaceutical company which GlaxoSmithKline plc purchased for $720 million in 2008, where he managed the Form S-1 preparation and due diligence process for Sirtris’ initial public offering and managed the company’s transition to being a public company. Mr. Brannelly started his biopharmaceutical career at Dyax Corporation from September 1999 to May 2002, and subsequently moved on to positions of increasing responsibility at CombinatoRx Inc. from May 2002 to November 2005, including as Vice President, Finance and Treasurer, where he led the initial public offering process. Mr. Brannelly graduated from the University of Massachusetts at Amherst with a B.B.A. in Accounting in 1995.

Scott Dreyer, Executive Vice President and Chief Commercial Officer. Mr. Dreyer has served as our Executive Vice President and Chief Commercial Officer since July 2018, and joined us in January 2018 as Senior Vice President, Sales, Marketing and Training. Prior to his service with us, Mr. Dreyer served as the Senior Vice President, Sales, Marketing and Commercial Operations at The Medicines Company, a biopharmaceutical company, from September 2016 to December 2017; Vice President and Chief Marketing Officer – US at Biogen, a biotechnology company, from June 2014 to September 2016; and Vice President, Business Development at Publicis Touchpoint Solutions, a healthcare commercialization company, from September 2013 to June 2014. Mr. Dreyer began his career in the pharmaceutical industry at Merck & Co., where he held roles of increasing responsibility from 1994 to 2013, including Vice President of Hospital and Oncology Sales from 2011 to 2012, and Vice President of Primary Care Sales from 2012 until 2013. Mr. Dreyer holds a B.S. in Biology from Messiah College in 1994.

Alison Fleming, Ph.D., Executive Vice President and Chief Technology Officer. Dr. Fleming has served as our Executive Vice President and Chief Technology Officer since January 2017. Prior to being our Chief Technology Officer, Dr. Fleming led our development team as our Vice President, Product Development since October 2002. Prior to joining us, Dr. Fleming’s academic research focused on implantable drug delivery systems for cancer therapy. Dr. Fleming is an inventor on several U.S. patents and pending patent applications and has authored numerous scientific publications and poster presentations in the field of novel drug delivery systems. In 2001, Dr. Fleming was the recipient of the Jorge Heller Journal of Controlled Release Outstanding Paper Award. Dr. Fleming graduated from the University of Massachusetts, Amherst in 1997 with a B.S. in Chemical Engineering and received a Ph.D. in Chemical and Biomolecular Engineering from Cornell University in 2002.

Shirley Kuhlmann, Executive Vice President and General Counsel. Ms. Kuhlmann has served as our Executive Vice President and General Counsel since March 2018.  Prior to joining us, Ms. Kuhlmann was a corporate and securities attorney at Pepper Hamilton LLP from September 2007 until March 2018. At Pepper Hamilton, where she was made a partner effective January 2017, Ms. Kuhlmann advised private and public companies on a range of commercial and transactional matters, including financings, corporate governance and disclosure matters, and mergers and acquisitions and other business combination transactions. Ms. Kuhlmann holds a B.A. in Economics/Political Science from Columbia University in 2004 and a J.D. from Emory University School of Law in 2007.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our compensation strategy, philosophy, policies and practices underlying our executive compensation programs for 2018. It also provides information regarding the manner and context in which compensation was earned by and awarded to our 2018 named executive officers listed below, whom we refer to collectively as “named executive officers” or “NEOs.”

·	Joseph Ciaffoni, our President and Chief Executive Officer;(1)
·	Paul Brannelly, our Executive Vice President and Chief Financial Officer;
·	Scott Dreyer, our Executive Vice President and Chief Commercial Officer;(2)
·	Alison Fleming, Ph.D., our Executive Vice President and Chief Technology Officer;
·	Shirley Kuhlmann, our Executive Vice President and General Counsel;(3) and
·	Michael Heffernan, our former President and Chief Executive Officer(1)

(1)

Effective July 1, 2018, Mr. Heffernan ceased to be our President and Chief Executive Officer and Mr. Ciaffoni was appointed as our President and Chief Executive Officer. From his start date in May 2017 until his appointment as our President and Chief Executive Officer, Mr. Ciaffoni served as our Executive Vice President and Chief Operating Officer.

(2)

Effective July 10, 2018, Mr. Dreyer was appointed as our Executive Vice President and Chief Commercial Officer.  From January 1, 2018 until his appointment as our Chief Commercial Officer, Mr. Dreyer served as our Senior Vice President, Sales, Marketing and Training.

(3)	Effective March 16, 2018, Ms. Kuhlmann was appointed as our Executive Vice President and General Counsel.

Executive Summary

2018 Performance Highlights

2018 was a year of significant growth for the Company, as we worked to become the leader in responsible pain management. A series of exclusive ER oxycodone contracts with commercial and Part D plans, together with improved operational execution, resulted in the Company’s lead product, Xtampza® ER, becoming the fastest growing extended release opioid in 2018.  The Company also completed its acquisition of the U.S. commercialization rights to Nucynta and Nucynta ER (collectively, the Nucynta Franchise).  In addition to broadening the Company’s portfolio and enabling us to leverage our commercial infrastructure, the transaction achieved our financial objectives: it expanded our revenue base, it was accretive in 2018, and we expect that it will accelerate our progress on the path towards profitability.

In addition to our commercial expansion, we made significant investments in personnel, systems and processes to build the expertise and capabilities to facilitate future growth and to ensure that we remain aligned with our mission to become the leader in responsible pain management. We completed a thorough strategic review that culminated in the strategic plan that we will be executing against in 2019 and beyond.  We are focused on bringing innovative and differentiated assets to the U.S. market and leveraging our strengths in developing late-stage clinical programs and commercializing products that are relevant to office-based pain specialists, including non-opioid therapies.  As we execute this vision, we seek to build a portfolio of on-market and in-development pain assets.

We have strived to align our executive compensation programs for 2018 with shareholder interests: compensation earned under these programs was linked to the achievement of our corporate performance goals. We achieved or exceeded our corporate performance goals that we set at the beginning of the year under our incentive compensation plans and, accordingly, the payouts under these plans for 2018 were above target payout levels. A brief summary of our 2018 business, financial and executive compensation highlights are as follows:

Financial

·

Net product revenue grew from $28.5 million in 2017 (representing sales of Xtampza ER only) to $280.4 million in 2018 (representing sales of Xtampza ER of $69.4 million and Nucynta franchise sales of $211.0 million).

· Net loss declined from $74.9 million in 2017 to $39.1 million in 2018.
· Non-GAAP adjusted loss declined from $66.9 million in 2017 to $28.8 million in 2018.
· Cash and cash equivalents increased from $118.7 million at December 31, 2017 to $146.6 million at December 31, 2018.

Commercial

· Total Xtampza ER prescriptions grew 233%, reaching 326,828 total prescriptions for 2018, compared to 98,283 for 2017.

· New prescribers of Xtampza ER grew by 11,552 in 2018, including 2,426 new prescribers added in the fourth quarter.

· Coverage of Xtampza ER continues to improve, with 13 new exclusive extended release oxycodone formulary positions for Xtampza ER, effective January 1, 2019.

· Nucynta franchise prescriptions stabilized after the inherited supply disruption in the first quarter of 2018.

Operations & Other Business Highlights

· Completed strategic review and aligned on a vision for growth over the next five years.

· Expanded patent estate supporting Xtampza ER to 15 orange book-listed patents.

· Advanced construction of dedicated manufacturing facility with our contract manufacturing partner, Patheon.

Non-GAAP adjusted loss from continuing operations is a measure not defined by accounting principles generally accepted in the U.S. (“GAAP”). See Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for detailed information about our Non-GAAP adjusted loss the years ended December 31, 2018 and 2017, a description of how our management uses Non-GAAP adjusted loss, and a reconciliation of non-GAAP adjusted loss to its most directly comparable GAAP measure.

Overview of Our Executive Compensation Program

We have designed our executive compensation program to motivate our management team to create long-term value for our shareholders through the achievement of strategic business objectives, while effectively managing the risks and challenges inherent to a growing specialty pharmaceutical company. Specifically, our executive compensation program is designed to promote the achievement of key strategic objectives by linking executives’ short- and long-term cash and equity incentives to the achievement of measurable performance goals. Our corporate goals for 2018 were focused on commercial execution across our portfolio, as well as expanding and enhancing our manufacturing capabilities and building organizational strength and depth.

Our executive compensation programs are designed to be competitive with our peer group to enable us to attract, motivate, reward, and retain outstanding talent. Our compensation programs are based on the following key principles:

·	Link executive pay with performance and the achievement of our annual and long-term strategic goals;
·	Align our executives’ interests with those of our shareholders through equity compensation;
·	Ensure our overall compensation is competitive in the industry and market in which we compete for executive talent; and
·	Recognize corporate performance, individual contributions, teamwork and corporate performance.

Compensation Governance Highlights

What we DO	What we do NOT do
Design executive compensation programs to align pay with performance	No automatic salary increases
Align named executive officer pay with our shareholders by basing a significant portion of their pay on long-term equity-based incentives	No guaranteed annual bonuses
Appropriately balance short-term and long-term performance and compensation	No stock option repricing without shareholder approval
Use an independent compensation consultant reporting directly to the compensation committee	No tax gross ups on benefits and perquisites upon change of control

Say-on-Pay Voting

As we have exited emerging growth company status, we will have our first say-on-pay vote at the 2019 Annual Meeting.  As noted in Proposal 3, our Board is recommending an annual say-on-pay vote to enable us to collect shareholder feedback on our executive compensation programs.  The compensation committee will consider the results of this year’s say-on-pay vote as it reviews executive compensation for future periods.

Roles and Responsibilities of Participants in our Executive Compensation Process

Role of the Compensation Committee

Our compensation committee, which consists of three independent directors, has primary responsibility for overseeing and administering a compensation program for our named executive officers. In making executive compensation decisions, our compensation committee considers a variety of factors and data, most importantly our corporate performance and individual executives’ performance, and takes into account the totality of compensation that may be paid and compensation trends amongst the Company’s peer group. Our compensation committee retains the right to hire outside advisors as needed to assist it in reviewing and revising our executive compensation programs.

The responsibilities of the compensation committee are set forth in detail on page 17 of this Proxy Statement and in the Compensation Committee charter, which can be found on our website at www.collegiumpharma.com under the caption “Investors—Corporate Governance—Committee Charters.” In particular, the compensation committee annually reviews the base salaries, cash incentives and equity compensation of our named executive officers and periodically reviews other elements of our compensation program.

Role of the Independent Compensation Consultant

Our Compensation Committee believes that independent advice is critical in developing the Company’s executive compensation programs. W.T. Haigh is currently engaged as our compensation committee’s independent compensation consultant. W.T. Haigh does not provide any other services to the Company and reports directly to the Committee. Our compensation committee assesses W.T. Haigh’s independence annually and, in accordance with applicable SEC and Nasdaq rules, confirmed that W.T. Haigh’s work did not raise any conflicts of interest and that W.T. Haigh remains independent under applicable rules.

W.T. Haigh provides guidance on trends in executive and non-employee director compensation, the development of specific executive compensation programs and the composition of the Company’s compensation peer group. W.T. Haigh also engages in other matters as needed and as directed solely by our compensation committee. In 2018, W.T. Haigh used information from the 2017 Radford Global Life Sciences survey (the “Radford survey”) and comparable executive compensation information published in publicly available proxy statements for a peer group of companies of similar size and market capitalization in the biotechnology and pharmaceutical industries to develop a competitive analysis report.

During 2018, fees paid W.T. Haigh did not exceed $120,000 related to these services.

Role of the Chief Executive Officer

Each year our Chief Executive Officer provides an assessment of the performance of each executive officer, other than himself, during the prior year and recommends to our compensation committee the compensation to be awarded to each executive. Our Chief Executive Officer’s recommendations are based on numerous factors including:

·	Company, team and individual performance;
·	Leadership competencies;
·	External market competitiveness; and
·	Internal pay comparisons.

Our Chief Executive Officer also provides a self-assessment of his achievements for the prior year. Our compensation committee reviews and considers the Chief Executive Officer’s recommendations, as well as his self-assessment, together with all of the other information presented, including the input and recommendations of W.T. Haigh, in determining the elements of compensation and target compensation levels for each named executive officer.

Executive Compensation Philosophy and Strategy

Our executive compensation programs are designed to reward the achievement of our short- and long-term strategic objectives and to drive the creation of long-term shareholder value by successfully executing our business strategy. We aim to achieve this by designing programs that are:

·

Mission and Performance Focused. Our executive compensation programs provide our executives with incentives to achieve the near- and long-term objectives of our business. All of our executive incentive compensation programs are tied directly, and meaningfully, to Company performance. None of our corporate goals entail or anticipate growth in the opioid market, and each of our corporate goals that pertain to product sales is consistent with our goal of being the leader in responsible pain management.

·

Competitive Within Our Industry. We strive to ensure the total value of our compensation package is fully competitive within our industry and is consistent with our performance. We benchmark our executive compensation programs against a peer group of pharmaceutical companies that are of similar size and complexity, and that are representative of the companies with which we compete for talent.

·

Balanced for Short-Term and Long-Term Performance. We structure our executive compensation programs to emphasize the importance of achieving short-term goals while building and sustaining a foundation for long-term success. Striking the right balance between short-term and long-term incentives is a critical component of our risk management strategy, for which our Board has oversight responsibility and which is described in more detail on page 14.

·

Shareholder Aligned. Every Collegium employee has a vested interest in our Company’s long-term success through participation in our equity compensation programs. To reinforce this alignment with our shareholders, we strongly encourage stock ownership through our equity-based compensation programs. For our named executive officers, who set and lead the future strategic direction of our Company, we ensure that a significant portion of their total compensation is delivered in the form of equity to maintain alignment between their interests and those of our shareholders.

Components of our Executive Compensation Program

Base Salary, Annual Cash Incentive, and Long-Term Equity Incentive

We strive to recognize the efforts involved in managing our business by compensating our named executive officers for the demands and risks associated with our business through three core elements that are designed to reward performance in a simple and straightforward manner:

(1)	Base Salaries;
(2)	Annual Cash Incentives; and
(3)	Long-Term Equity Incentives.

Each component of our executive compensation program has different purposes and key characteristics; when combined, we believe that the components of our executive compensation program align with our executive compensation philosophy and objectives described above to enable us to attract, motivate and retain a strong and capable leadership team.

Historically, the long-term equity incentive component of our executive compensation program has been comprised of stock options, with an exercise price equal to the closing price of our common stock on the date of grant, and restricted stock units (“RSUs”), both of which vest over a four-year period following grant date, subject to continued employment with the Company. The stock option component of the long-term equity incentive aligns our named executive officers’ interests with those of our shareholders by rewarding them for appreciation in our stock price in excess of the exercise price of their stock options. We believe that including RSUs in our long-term equity incentive package further incentivizes our named executive officers to contribute to value creation, with the advantage that RSUs retain value in the face of stock price volatility common to growing pharmaceutical companies in the early stages of commercial operations.  In the case of both the stock option and RSU components of our long-term equity incentive awards, each of which is designed to represent approximately 50% of each named executive officer’s total award, the four-year vesting period reinforces our focus on long-term, sustainable growth and serves as a key retention tool.

Beginning in 2019, our compensation committee added a third equity instrument – performance share units (“PSUs”) – to the long-term equity incentive for our named executive officers.  The addition of PSUs changes the mix of how we deliver equity to our named executive officers as follows:

The PSUs will vest following a three-year performance period, subject to the satisfaction of the annual and cumulative performance criteria and the executive’s continued employment through the performance period, as follows:

The annual and cumulative performance criteria for PSU grants will be determined by the compensation committee.  For PSUs granted in 2019, the performance criteria relate to Xtampza ER 2019, 2020, 2021 and three-year cumulative revenue goals.  The PSUs granted to each of our named executive officers in 2019 are shown in the table below:

		2019
Named Executive Officer	Title	PSU Grants
Joseph Ciaffoni	President and Chief Executive Officer	45,000
Paul Brannelly	Executive Vice President and Chief Financial Officer	16,000
Scott Dreyer	Executive Vice President and Chief Commercial Officer	12,800
Alison Fleming, Ph.D.	Executive Vice President and Chief Technology Officer	12,800
Shirley Kuhlmann	Executive Vice President and General Counsel	12,800

2018 Compensation Mix at Target

Our compensation mix is structured to ensure that a significant portion of the total compensation opportunity for our named executive officers is directly related to our performance and other factors that influence shareholder value. For 2018, the table below shows, for each of our named executive officers, the mix of fixed compensation, composed of base salary, compared to performance and stock price-variable compensation, comprised of target annual cash incentive and long-term equity incentives (valued based on the grant date fair value of such awards):

We also believe our executive compensation should be structured to appropriately balance cash compensation with equity-based compensation. For 2018, the table below shows, for each of our named executive officers, the mix of cash-based compensation, comprised of base salary and target annual cash incentive, compared to equity-based compensation, comprised of the long-term equity incentives (valued based on the grant date fair value of such awards).

Peer Group Determination

Market practices are one of the considerations taken into account by our compensation committee when determining executive compensation levels and compensation program design. In evaluating marketing practices, we do not target a specific market percentile, nor do we seek to duplicate any particular market practices. Rather, we review external market practices as a reference point to assist us in developing programs designed to attract, motivate, and retain a strong executive team.

Our compensation committee uses a peer group to provide context for its executive compensation decision-making. Each year, the compensation committee’s independent compensation consultant reviews the external market landscape and evaluates the composition of our peer group for appropriateness. Our compensation committee reviews the information provided from internal sources as well as the information provided by our independent compensation consultant to select our peer group based on comparable companies that approximate (1) our scope of business, including revenues, scope of commercial operations, and market capitalization, (2) our employee base, and (3) a comparable pool of talent for which we compete.

When determining the 2018 peer group, our compensation committee considered pharmaceutical companies that are of similar size to the Company in terms of market capitalization, revenues and commercial expansion, and number of employees. At the time our 2018 peer group was selected in October 2017, our market capitalization was at approximately the 25th percentile of the peer group, as a newly commercial company, our revenue was at approximately the 15th percentile of the peer group and our number of employees was at approximately the 83rd percentile of our peer group.

The peer group for determining our January 2018 compensation decisions consisted of the following 23 companies:

Adamas Pharmaceuticals	Eagle Pharmaceuticals	Neos Therapeutics
Amarin Corporation	Egalet	Omeros Corporation
Anika Therapeutics	Flexion Therapeutics	Pacira Pharmaceuticals
Antares Pharma	Heron Therapeutics	Spectrum Pharmaceuticals
Arena Pharmaceuticals	Insys Therapeutics	Sucampo Pharmaceuticals
BioDelivery Sciences	Keryx Pharmaceutical	Supernus Pharmaceuticals
Corcept Therapeutics	Lexicon Pharmaceuticals	Vanda Pharmaceuticals
Coherus Biosciences	Medicines Co.

For each of the companies in our peer group, where available, we analyze the company’s Compensation Discussion and Analysis, Summary Compensation Table and other data publicly filed during the prior year to identify the executives at such companies whose positions are comparable to those held by our executive officers. We then compile and analyze the data for each comparable position. We also supplement the data for our peer group with published compensation surveys where appropriate. For 2018, consistent with past years, the compensation committee considered information from the Radford survey.

Process for Determining Executive Compensation

Our Practices

Our compensation committee reviews and establishes, annually, the pay levels of each element of total compensation for our named executive officers.

Compensation decisions are based primarily on the following:

(1)

Annual Performance Reviews—Our Chief Executive Officer conducts and presents an assessment of our corporate performance and the performance reviews of the other named executive officers to the compensation committee after the end of each fiscal year. In reviewing and determining the compensation of each named executive officer, the compensation committee also considers individual factors, such as: potential for future contributions to our growth, industry experience and retention concerns.

(2)

Peer and Industry Data—Our compensation committee considers peer and industry data provided by its independent compensation consultant, W.T. Haigh, as a reference in setting base salaries and target cash compensation, determining appropriate levels and mix of equity compensation and determining the type and portion of compensation tied to performance goals.

(3)

Chief Executive Officer Recommendations—The compensation committee seeks input from our Chief Executive Officer for setting the salary and target cash compensation levels for the other executive officers, and also for purposes of setting annual performance metrics and target incentive amounts for awards granted to the other executive officers.

To achieve the objectives described above, our compensation committee evaluates our compensation program with the goal of setting compensation at levels that are based on each executive’s level of experience, performance and responsibility and that are competitive with those of other companies in our industry that compete with us for executive talent. The compensation committee seeks to ensure that our executive compensation program contains an appropriate amount of compensation for each of our executive officers that is “at risk” and subject to the achievement of critical business objectives.

Process for Establishing 2018 Compensation

Peer Group Selection

Our compensation committee begins its annual review cycle with an evaluation and, if appropriate, updating of our compensation peer group.  For the 2018 cycle, this review resulted in an updated peer group that is identified on page 35, under the heading “Compensation Discussion & Analysis – Peer Group Determination.”

When determining the 2018 peer group, our compensation committee considered pharmaceutical companies that are of similar size to the Company in terms of market capitalization, revenues and commercial expansion, and number of employees. At the time our 2018 peer group was selected in October 2017, our market capitalization was at approximately the 25th percentile of the peer group, as a newly commercial company, our revenue was at approximately the 15th percentile of the peer group and our number of employees was at approximately the 83rd percentile of our peer group.

Process for Determining Components of Executive Compensation

Our compensation committee reviewed market practices and compensation information from our 2018 peer group, together with information from the Radford survey, in designing our 2018 executive compensation program. In particular, our compensation committee evaluated how our named executive officers’ compensation compares to the 25th, 50th and 75th percentiles of the Radford survey and our peer companies’ comparably-situated executives.  Our compensation committee reviewed this information as reference points in its overall decision making and as indicative of the level of compensation necessary to attract, motivate and retain our executive officers. Our compensation committee set the actual amount of each element of compensation and the total compensation opportunity of each executive officer based in part on its review of peer group data and in part on the other factors discussed above and below.

Base Salary Determinations

In determining the base salaries of our then-serving named executive officers, our compensation committee reviewed the base salaries of comparable executive officers in our 2018 peer group and considered our named executive officers’ compensation mix, capabilities, performance and future expected contributions. Based on this review, the 2018 base salaries for our named executive officers positioned them, on average, slightly above the market median compared to persons with comparable jobs within our 2018 peer group.  Changes in the 2018 base salaries for our named executive officers as compared to 2017 are discussed on page 38, under the caption “2018 Executive Compensation of Our Named Executive Officers—Base Salary.”

Annual Cash Incentive Determinations

Our executive compensation programs place a heavy emphasis on performance-based compensation, and a critical component of that is our annual cash incentive program, in which all of our employees, including our named executive officers, are eligible to participate. Awards made under our annual cash incentive are directly tied to the achievement of our corporate performance goals, which are aligned with the Company’s short- and long-term strategic plans, as well as, in some cases, individual performance goals.

In setting our corporate performance goals for the annual cash incentive plans, we strive to identify a range of metrics that address both the near-term performance of our business, and the actions needed to create and sustain a solid foundation for long-term growth.  Although our 2018 corporate performance goals did not specifically link to stock price or total shareholder return, we believe that they nevertheless align directly with the creation of near- and long-term value for our shareholders.  We strive to establish challenging targets within each metric that motivate our named executive officers to achieve and exceed our corporate performance goals, while carefully considering that goals should not encourage inappropriate risk-raking.

Our compensation committee is responsible for reviewing and approving our annual corporate goals, targets and levels of payout (e.g., threshold, target and maximum) for our executive compensation programs and for reviewing and determining actual performance results at the end of the applicable performance period.  Our compensation committee reviews the annual cash incentive opportunities for our named executive officers each year to ensure such opportunities are competitive. Changes in the 2018 annual cash incentive opportunities for our named executive officers as compared to 2017 are discussed on page 39, under the caption “2018 Executive Compensation of Our Named Executive Officers—Annual Cash Incentives.”

Long-Term Equity Incentive Determinations

Long-term equity incentive awards granted to our named executive officers annually are designed to incentivize our executives to contribute to our Company’s long-term growth and success.

The size of each named executive officer’s long-term equity incentive award is based on the executive’s individual performance, potential future contributions and market competitiveness, as well as other factors. In determining long-term equity incentive awards, our compensation committee reviews the long-term equity incentive grant practices of our peer group as well as the 50th and 75th percentile ranges of long-term equity incentive awards of companies participating in the Radford survey. On average, annual long-term equity incentive grant values for our named executive officers serving at the beginning of 2018 position their overall compensation at or around the median values of our peer group in cases where there are comparable positions at the peer companies.

As part of our annual executive compensation process, long-term equity incentive grants are made following the completion of the internal performance reviews of our executive officers as well as our external market review of equity practices of our peer group, including the data from the Radford survey described above. The 2018 long-term equity incentive grants issued to our named executive officers are discussed on page 41 under the caption “2018 Executive Compensation of Our Named Executive Officers – Long-Term Equity Incentives.”

2018 Executive Compensation of Our Named Executive Officers

2018 Corporate Goals

For 2018, the following represents a summary of our corporate performance categories and goals, achievements with respect to each category, respective relative weightings assigned to each category and actual ratings determined based on performance during 2018.

Corporate Category	2018 Goals	2018 Performance	Relative Weighting	2018 Achievement Rating
Commercial – Xtampza ER	Net Revenue target for Xtampza ER of $61.0M	Xtampza ER Net Revenue of $69.4M	40.0%	65.0%
Commercial – Other	Net Revenue target for Nucynta Franchise of $235.8M; Adjusted Net Loss target of $(28.0M)*	Nucynta franchise Net Revenue of $211.0M; Adjusted Net Loss of $(31.4M)*	30.0%	23.1%
Operations	Goals relating to: Xtampza ER commercial manufacturing and supply chain Integration of Nucynta Franchise Expanding executive team and enhancing organizational strength/depth	Achieved: Adequate quota from DEA and substantial progress towards completion of dedicated facility; Resolution of supply disruption; and Expansion of executive team to include Chief Commercial Officer and General Counsel and implementation of various HR initiatives	30.0%	26.0%
			Overall Corporate Rating:	114.1%

* Adjusted Net Loss for purposes of the 2018 corporate objectives excluded stock-based compensation expense and the impact of accounting for the Nucynta transaction.  This measure is different than the Non-GAAP adjusted loss information we have furnished in periodic disclosures.

No cash incentive is available with respect to any category of corporate goal that is not achieved at or in excess of 80% of the target approved by our compensation committee.

Our compensation committee evaluated our performance against our 2018 corporate goals in early 2019, established a percentage rating for each goal based on the extent to which the goal was achieved and then determined an overall corporate rating based on the cumulative weightings of the ratings for all the goals. The compensation committee reviewed its assessment of the Company’s achievement of 2018 corporate goals with our Board.

Base Salary

In January 2018, our compensation committee reviewed the base salaries of our then-serving named executive officers and determined to increase those base salaries, after taking into account individual performance; the expansion of responsibilities and scope of duties; and the competitive market for talent, as well as data provided by its independent compensation consultant, W.T. Haigh, regarding the annual base salaries of similarly situated executives of companies in the Radford survey and our 2018 peer group. The table below sets forth such increases.

 Mr. Heffernan’s base salary was increased by approximately 18% in 2018 in recognition of his performance in 2017, in particular, his expansion of the executive team, his efforts to position Xtampza ER for growth in 2018, and his negotiation of the Nucynta transaction announced in December 2017, and to align his compensation with the 2018 peer group, in which the 50th – 75th percentile of base salaries for chief executive officers ranged from $618,000 – $675,000 in 2017. Our compensation committee determined, in recognition of their personal performance and to better align to the 2018 peer group, to increase the base salaries of both Mr. Brannelly and Dr. Fleming as well.  With respect to Dr. Fleming, the base salary increases approved by the compensation committee reflected, in addition to the considerations described above, her contributions to a broad array of initiatives within the Company, including regulatory, clinical, legal and other projects.

		2017 Base	2018 Base
Named Executive Officer	Title	Salary ($ )	Salary ($ )
Joseph Ciaffoni (1)	President and Chief Executive Officer	450,000	600,000
Paul Brannelly	Executive Vice President and Chief Financial Officer	360,000	390,000
Scott Dreyer (2)	Executive Vice President and Chief Commercial Officer	-	375,000
Alison Fleming, Ph.D.	Executive Vice President and Chief Technology Officer	300,000	350,000
Shirley Kuhlmann (3)	Executive Vice President and General Counsel	-	375,000
Michael Heffernan (4)	Former President and Chief Executive Officer	550,000	650,000

(1)

The 2017 base salary represents Mr. Ciaffoni’s annualized salary, which went into effect upon his appointment as our Executive Vice President and Chief Operating Officer on May 31, 2017. The 2018 base salary represents Mr. Ciaffoni’s annualized salary, which went into effect upon his promotion from Executive Vice President and Chief Operating Officer to President and Chief Executive Officer on July 1, 2018.

(2)

Represents Mr. Dreyer’s annualized salary, which went into effect upon his promotion from Senior Vice President, Sales, Marketing and Training to Executive Vice President and Chief Commercial Officer, on July 10, 2018.

(3)	Represents Ms. Kuhlmann’s annualized salary, which went into effect upon her appointment as Executive Vice President and General Counsel on March 16, 2018.
(4)	Represents Mr. Heffernan’s annualized salary, which was in effect until his tenure as our President and Chief Executive Officer ended on May 31, 2018.

Annual Cash Incentives

After a review of corporate and individual performance for 2018, the compensation committee approved a corporate performance rating of 114.1% of target, as described in greater detail on page 38, under the caption “2018 Executive Compensation of Our Named Executive Officers—2018 Corporate Goals.”  This determination determined the size of the Company-wide annual cash incentive pool, as well as the annual cash incentive payouts for each of our named executive officers, whose 2018 annual cash incentive payments were entirely based on our corporate performance rating.

Each named executive officer has a target annual cash incentive amount, which is expressed as a percentage of his or her salary. This target is set forth in each named executive officer’s employment agreement and evaluated by our compensation committee annually based upon a review of the peer and industry data provided by W.T. Haigh. In 2018, our compensation committee determined that annual cash incentive targets for the named executive officers should be adjusted, as shown below, to better align our executives with similarly situated executives at peer companies and to further align our named executive officers’ compensation with Company performance and the creation of shareholder value by increasing their performance-based compensation relative to their total compensation.

		2017	2018
		Annual Cash	Annual Cash
		Incentive Target	Incentive Target
Named Executive Officer	Title	(% of Base Salary)	(% of Base Salary)
Joseph Ciaffoni (1)	President and Chief Executive Officer	50%	60%
Paul Brannelly	Executive Vice President and Chief Financial Officer	40%	50%
Scott Dreyer (2)	Executive Vice President and Chief Commercial Officer	-	50%
Alison Fleming, Ph.D.	Executive Vice President and Chief Technology Officer	40%	50%
Shirley Kuhlmann	Executive Vice President and General Counsel	-	40%
Michael Heffernan	Former President and Chief Executive Officer	60%	60%
(1)

The 2017 annual cash incentive target represents the target that went into effect upon Mr. Ciaffoni’s appointment as our Executive Vice President and Chief Operating Officer on May 31, 2017. The 2018 annual cash incentive target represents the target that went into effect upon his promotion from Executive Vice President and Chief Operating Officer to President and Chief Executive Officer on July 1, 2018.

(2)

Represents the 2018 annual cash incentive target that went into effect upon his promotion from Senior Vice President, Sales, Marketing and Training to Executive Vice President and Chief Commercial Officer on July 10, 2018.

The actual amounts, paid to our named executive officers in February 2019, for performance in 2018, are set forth in the following table:

		Actual Annual	Actual Annual
		Cash Incentive	Cash Incentive
Named Executive Officer	Title	(% of Base Salary)	($ )
Joseph Ciaffoni (1)	President and Chief Executive Officer	57%	340,900
Paul Brannelly	Executive Vice President and Chief Financial Officer	57%	222,500
Scott Dreyer (2)	Executive Vice President and Chief Commercial Officer	49%	184,600
Alison Fleming, Ph.D.	Executive Vice President and Chief Technology Officer	57%	199,700
Shirley Kuhlmann	Executive Vice President and General Counsel	46%	171,200
Michael Heffernan (3)	Former President and Chief Executive Officer	34%	222,495

(1)

The 2018 annual cash incentive payout to Mr. Ciaffoni was pro-rated based on tenure in his role as Executive Vice President and Chief Operating Officer (where his annual cash incentive target was 50% of a base salary of $475,000) through June 30, 2018 and his subsequent promotion to President and Chief Executive Officer (where his annual cash incentive target was 60% of a base salary of $600,000) as of July 1, 2018.

(2)

The 2018 annual cash incentive payout to Mr. Dreyer was pro-rated based on tenure in his role as Senior Vice President, Sales, Marketing and Training (where his annual cash incentive target was 40% of a base salary of $325,000) through July 9, 2018 and his subsequent promotion to Executive Vice President and Chief Commercial Officer (where his annual cash incentive target was 50% of a base salary of $375,000) as of July 10, 2018.

(3)

Pursuant to the terms of his employment agreement and a letter agreement, dated June 4, 2018, in connection with payment of 2018 cash incentive payments to continuing named executive officers, the Company paid Mr. Heffernan 50% of the annual cash incentive that would have otherwise been paid in respect of the 2018 fiscal year had Mr. Heffernan continued to serve as our President and Chief Executive Officer through December 31, 2018.

Long-Term Equity Incentives

In January 2018, our then-serving named executive officers received long-term equity incentive awards as part of the annual compensation review process. After reviewing the achievement of 2017 corporate goals for the prior fiscal year, as well as individual performance goals for our named executive officers, our compensation committee granted equity awards to each of our then-serving named executive officers. Ms. Kuhlmann and Mr. Dreyer, who were appointed to their current roles in March 2018 and July 2018, respectively, did not participate in the 2018 executive compensation review process, and therefore did not receive long-term equity incentive awards as part of that process; instead, they received awards in connection with their new hire/promotion packages which are described beginning on page 44 under the caption “Employment Agreements.” Mr. Ciaffoni, in connection with his promotion to President and Chief Executive Officer effective July 1, 2018, also received a long-term equity incentive grant, which is described beginning on page 44 under the caption “Employment Agreements.”

The 2018 long-term equity incentive awards for each named executive officer were comprised of a combination of stock options and RSUs.  Our compensation committee sought to reward the executive team’s performance in 2017, incentivize continued performance in 2018 and align equity compensation with peer practices.  To do so, the compensation committee, in consultation with W.T. Haigh, first determined the value of each named executive officer’s long-term equity incentive award by reference to these factors, and then applied a 2:1 stock option to RSU ratio and a 50-day average stock price of $17.79 (for the period ending January 22, 2018) to derive the numbers of stock options and RSUs comprising each award.  The actual 2018 long-term equity incentive awards issued in 2018 were as set forth below; this table does not include long-term equity incentive awards in connection with promotions and/or appointments that occurred in 2018.

				Total	Total
Named Executive Officer	Title	Stock Options	RSUs	Equity Units	Equity Value ($)
Joseph Ciaffoni (1)	President and Chief Executive Officer	50,000	25,000	75,000	1,014,030
Paul Brannelly	Executive Vice President and Chief Financial Officer	50,000	25,000	75,000	1,014,030
Scott Dreyer	Executive Vice President and Chief Commercial Officer	-	-	-	-
Alison Fleming, Ph.D.	Executive Vice President and Chief Technology Officer	50,000	25,000	75,000	1,014,030
Shirley Kuhlmann	Executive Vice President and General Counsel	-	-	-	-
Michael Heffernan	Former President and Chief Executive Officer	150,000	75,000	225,000	3,042,090

Employment Agreements

The Company has entered into employment agreements with each of its named executive officers.  These employment agreements outline the base salary, annual cash incentive, and long-term equity incentive components of our executive compensation program, as well as the impact of termination and change of control on the executive compensation programs in which our named executive officers participate.

Compensation Risk Assessment

Our executive compensation program and policies are driven by our business environment and designed to enable us to achieve our mission and adhere to our values. The compensation committee and senior management continually evaluate the relationship between risk and reward as it relates to our executive compensation program.  Our compensation committee has determined that the structure of our executive compensation programs does not put our patients, investors or the Company at any material risk.

Tax Deductibility of Compensation

In administering our executive compensation program, the Company takes into account the tax deductibility of the compensation, including as applicable, Section 162(m) of the Internal Revenue Code.  Although our intent is to maximize the deductibility of compensation, under certain circumstances that are in the best interest of the Company and our shareholders, the compensation committee may authorize compensation that is not deductible if it is determined to be appropriate.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the annual compensation paid to or earned by our named executive officers, for the fiscal years ended December 31, 2018,  2017 and 2016:

								Non-Equity
						Stock	Option	Incentive Plan	All Other
Name and		Salary		Bonus		Awards	Awards	Compensation	Compensation	Total
Principal Position	Year	($)		($)		($) (1)	($) (2)	($) (3)	($) (4)	($)
Michael Heffernan, R.Ph. (5)	2018	317,308	(6)	–		1,826,250	2,217,803	222,495	60,186	4,644,042
Founder and Chairman	2017	546,609		–		839,850	1,091,958	346,800	17,559	2,842,776
	2016	502,767		–		290,644	1,170,871	221,331	11,903	2,197,516
Paul Brannelly	2018	387,692		–		608,750	739,268	222,500	17,294	1,975,504
Executive Vice President and Chief Financial Officer	2017	358,183		–		248,138	323,426	149,100	17,559	1,096,406
	2016	336,086		–		78,739	317,394	107,438	8,547	848,204
Joseph Ciaffoni	2018	535,577		50,000	(8)	1,208,339	1,353,193	340,900	17,294	3,505,303
President and Chief Executive Officer (7)	2017	264,807		–		692,683	1,362,009	147,900	15,556	2,482,955
	2016	–		–		–	–	–	–	–
Scott Dreyer	2018	356,692		–		307,858	1,110,651	184,600	17,107	1,976,908
Executive Vice President and Chief Commercial Officer (9)	2017	–		–		–	–	–	–	–
	2016	–		–		–	–	–	–	–
Alison Fleming	2018	346,154		–		608,750	739,268	199,700	15,294	1,909,166
Executive Vice President and Chief Technology Officer	2017	296,154		–		248,138	323,426	124,300	15,559	1,007,577
	2016	247,116		–		79,345	319,815	79,844	10,720	736,840
Shirley Kuhlmann	2018	297,114		50,000	(11)	480,600	602,344	171,200	5,770	1,607,028
Executive Vice President and General Counsel (10)	2017	–		–		–	–	–	–	–
	2016	–		–		–	–	–	–	–

(1)

The amounts reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 12 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

(2)

The amounts reflect the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 12 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

(3)

Amounts represent the annual cash incentive payments earned by our named executive officers, for the years ended December 31, 2018,  2017 and 2016, respectively, pursuant to the achievement of certain company and individual performance objectives for those years. Please see the descriptions of the annual cash incentives in the section below entitled “—Non-Equity Incentive Plan Compensation.”
(4)

This amount reflects our contributions to our 401(k) Plan and life/disability insurance. For Mr. Heffernan, such amount for 2018 also includes $43,756 for unused and accrued vacation time paid in connection with his resignation as President and CEO of the Company in June 2018.

(5)	Mr. Heffernan served as our President and Chief Executive Officer through June 30, 2018.
(6)	Base salary adjustments described in “—Employment Agreements” were effective January 29, 2018.
(7)	Mr. Ciaffoni joined our company in May 2017 as our Executive Vice President and Chief Operating Officer. Mr. Ciaffoni became our President and Chief Executive Officer on July 1, 2018.
(8)	Mr. Ciaffoni received this stay bonus of $50,000 in recognition of his continued employment by the Company through May 31, 2018 in connection with the terms of his employment agreement.
(9)	Mr. Dreyer was appointed as our Executive Vice President and Chief Commercial Officer effective July 2018.
(10)	Ms. Kuhlmann joined our company in March 2018.
(11)	Ms. Kuhlmann received this one-time lump sum signing bonus of $50,000 in connection with the terms of her employment agreement.

Employment Agreements

We have employment and other service agreements with all of our named executive officers. The following is a summary of the material terms of each employment agreement.

Michael Heffernan, R.Ph.

In connection with Mr. Heffernan’s resignation from his position as the Company’s President and Chief Executive Officer, the Company and Mr. Heffernan entered into a Letter Agreement (the “Letter Agreement”), dated June 4, 2018, pursuant to which, among other things, Mr. Heffernan continues to serve as the Company’s Chairman of the Board and is entitled to (i) his pro rata annual cash incentive payment through June 30, 2018, paid in accordance with any cash incentives paid to the Company’s other senior executives, (ii) waiver of the applicable premium otherwise payable for COBRA continuation coverage for him and his eligible dependents until the earlier of eighteen months or Mr. Heffernan’s becoming eligible for group health coverage from any subsequent employment and, during such coverage period, payment of the applicable annual family deductible (less, for 2018, the balance of Mr. Heffernan’s Health Savings Account at the time of termination of employment), (iii) vesting of all outstanding, unvested equity awards at the Company’s 2020 annual meeting of shareholders, subject to Mr. Heffernan’s continued service on the Board through such date (which equity awards will otherwise continue to vest in accordance with the awards’ existing terms), and (iv) compensation as a non-employee director under the Company’s Non-Employee Directors’ Compensation Policy.

Joseph Ciaffoni

On May 31, 2017, we entered into an employment agreement with Mr. Ciaffoni that was amended in connection with Mr. Ciaffoni’s appointment to President and Chief Executive Officer to set forth the terms of Mr. Ciaffoni’s compensation beginning July 1, 2018 (as amended, the “Ciaffoni Agreement”). The principal terms of the Ciaffoni Agreement, which govern Mr. Ciaffoni’s compensation beginning July 1, 2018, are as follows:

·	initial base salary of $600,000, subject to annual adjustments;
·	two stay bonuses of $50,000 each if Mr. Ciaffoni remains employed by the Company through May 31, 2018 and May 31, 2019, respectively; and

·	annual cash incentive opportunity of 60% of then-current base salary based upon the achievement of certain corporate and/or individual goals and payable pursuant to our Performance Bonus Plan.

Upon termination of Mr. Ciaffoni’s employment by us without cause or by Mr. Ciaffoni for good reason (each as defined in the Ciaffoni Agreement), Mr. Ciaffoni is eligible to receive: (i) twelve months of base salary following that termination; (ii) payment of any annual cash incentive otherwise payable (but for the cessation of his employment) with respect to a year ended prior to the cessation of his employment; (iii) a payment equal to his target annual cash incentive for the fiscal year in which his employment terminates paid in twelve (12) substantially equal installments; (iv) accelerated vesting of his unvested restricted stock units and stock options awarded in connection with his hiring equal to what would have vested had he remained employed for one additional year, provided, that such accelerated vesting shall not be granted if his employment is terminated by us without cause prior to May 31, 2018; and (v) waiver of the applicable premium otherwise payable for COBRA continuation coverage for him (and, to the extent covered immediately prior to the date of such cessation, his eligible dependents) for a period equal to twelve months.

Upon termination of Mr. Ciaffoni’s employment by us without cause or upon resignation by Mr. Ciaffoni for good reason, in each case, during the twelve month period following a change in control (as defined in our Amended and Restated 2014 Stock Incentive Plan) of our Company, Mr. Ciaffoni is eligible to receive the amount of any earned but unpaid cash incentive for the fiscal year prior to termination, a lump sum payment equal to 150% of his annual base salary and 150% of the target cash incentive otherwise payable in respect of the year in which termination occurs, waiver of the applicable premium otherwise payable for COBRA continuation coverage for him (and, to the extent covered immediately prior to the date of such cessation, his eligible dependents) for a period equal to eighteen months and all of his unvested restricted stock, stock options and other equity incentives awarded him by us will become immediately and automatically fully vested and exercisable (as applicable). Any severance benefits are subject to Mr. Ciaffoni’s execution of and non-revocation of a general release of claims.

Mr. Ciaffoni is entitled to participate in all of our employee benefit plans, subject to the terms and conditions applicable to such plans.  Further, the Ciaffoni Agreement contains customary non-competition, non-solicitation and employee no-hire covenants that apply during employment and the 12-month period thereafter and a perpetual confidentiality covenant.

Paul Brannelly

On August 4, 2015, we entered into an employment agreement with Mr. Brannelly, our Executive Vice President and Chief Financial Officer (the “Brannelly Agreement”). The principal terms of the Brannelly Agreement are as follows:

·	initial base salary of $325,000 per year, subject to annual adjustments ($336,400 for fiscal year 2016, $360,000 for fiscal year 2017, and $390,000 for fiscal year 2018); and
·

annual cash incentive opportunity of 35% of then-current base salary (35% of base salary for fiscal year 2016, adjusted to 40% of base salary for fiscal year 2017, and 50% of base salary for fiscal year 2018) based upon the achievement of certain corporate and/or individual goals and payable pursuant to our Performance Bonus Plan

Upon termination of Mr. Brannelly’s employment by us without cause or by Mr. Brannelly for good reason (each as defined in the Brannelly Agreement) prior to a change in control of our company, Mr. Brannelly is eligible to receive continuation of his base salary and continuation of his health insurance benefits at our expense for nine months, subject to his execution of and non-revocation of a general release of claims. Upon termination of Mr. Brannelly’s employment by us without cause or by Mr. Brannelly for good reason within twelve months following a change in control of our Company, Mr. Brannelly is eligible to receive full vesting with respect to all unvested restricted stock, stock options and other equity incentives awarded to Mr. Brannelly and continuation of his base salary and health insurance benefits at our expense for twelve months, subject to his execution of and non-revocation of a general release of claims.

Mr. Brannelly is entitled to participate in all of our employee benefit plans, subject to the terms and conditions applicable to such plans. Further, the Brannelly Agreement contains customary non-solicitation covenants, which covenants remain in effect for nine months following any cessation of Mr. Brannelly’s employment with us.

Scott Dreyer

On July 10, 2018, we entered into an employment agreement with Mr. Dreyer in connection with his appointment to serve as our Executive Vice President and Chief Commercial Officer (the “Dreyer Agreement”). The principal terms of the Dreyer Agreement are as follows:

·	initial base salary of $375,000 per year, subject to annual adjustments; and
·

annual cash incentive opportunity of 40% of then-current base salary earned during the period January 1, 2018 through July 10, 2018 and 50% of then-current base salary earned during the period July 11, 2018 through December 31, 2018 and each fiscal year beginning with the Company’s 2019 fiscal year, based upon the achievement of certain corporate and/or individual goals and payable pursuant to our Performance Bonus Plan.

Upon termination of Mr. Dreyer’s employment by us without cause or by Mr. Dreyer for good reason (each as defined in the Dreyer Agreement) prior to a change in control of our company, Mr. Dreyer is eligible to receive (i) nine months of base salary following that termination; (ii) payment of any annual cash incentive otherwise payable (but for the cessation of his employment) with respect to a year ended prior to the cessation of his employment; and (iii) waiver of the applicable premium otherwise payable for COBRA continuation coverage for him (and, to the extent covered immediately prior to the date of such cessation, his eligible dependents) for a period equal to nine months.

Upon termination of Mr. Dreyer’s employment by us without cause or by Mr. Dreyer for good reason within twelve months following a change in control of our company, Mr. Dreyer is eligible to receive full vesting with respect to all unvested restricted stock, stock options and other equity incentives awarded to Mr. Dreyer, twelve months of base salary following that termination and waiver of the applicable premium otherwise payable for COBRA continuation coverage for him (and, to the extent covered immediately prior to the date of such cessation, his eligible dependents) for a period equal to twelve months.

Mr. Dreyer is entitled to participate in all of our employee benefit plans, subject to the terms and conditions applicable to such plans. Further, the Dreyer Agreement contains customary non-competition and non-solicitation covenants, which covenants remain in effect for nine months following any cessation of Mr. Dreyer’s employment with us.

Alison Fleming, Ph.D.

On August 4, 2015, we entered into an employment agreement with Dr. Fleming, our Executive Vice President and Chief Technology Officer (the “Fleming Agreement”). The principal terms of the Fleming Agreement are as follows:

·	initial base salary of $225,000 per year, subject to annual adjustments ($250,000 for fiscal year 2016, $300,000 for fiscal year 2017, and $350,000 for fiscal year 2018); and
·

target annual cash incentive opportunity of 25% of then-current base salary (adjusted to 35% of base salary for fiscal year 2016, 40% of base salary for fiscal year 2017, and 50% of base salary for fiscal year 2018).

Ms. Fleming is entitled to participate in all of our employee benefit plans, subject to the terms and conditions applicable to such plans.

Upon termination of Dr. Fleming’s employment by us without cause or by Dr. Fleming for good reason (each as defined in the Fleming Agreement) prior to a change in control of our company, Dr. Fleming is eligible to receive continuation of her base salary and continuation of her health insurance benefits at our expense for six months, subject to her execution of and non-revocation of a general release of claims. Upon termination of Dr. Fleming’s employment by us without cause or by Dr. Fleming for good reason within twelve months following a change in control of our company, Dr. Fleming is eligible to receive full vesting with respect to all unvested restricted stock, stock options and other equity incentives awarded to Dr. Fleming and continuation of her base salary and health insurance benefits at our expense for nine months, subject to her execution of and non-revocation of a general release of claims.

Dr. Fleming is entitled to participate in all of our employee benefit plans, subject to the terms and conditions applicable to such plans. Further, the Fleming Agreement contains customary non-solicitation covenants, which covenants remain in effect for six months following any cessation of Dr. Fleming’s employment with us.

Shirley Kuhlmann

On March 16, 2018, we entered into an employment agreement with Shirley Kuhlmann, our Executive Vice President and General Counsel (the “Kuhlmann Agreement”). The principal terms of the Kuhlmann Agreement are as follows:

·	initial base salary of $375,000 per year, subject to annual adjustments; and
·	annual cash incentive opportunity of 40% of then-current base salary based upon the achievement of certain corporate and/or individual goals and payable pursuant to our Performance Bonus Plan.

Upon termination of Ms. Kuhlmann’s employment by us without cause or by Ms. Kuhlmann for good reason (each as defined in the Kuhlmann Agreement) prior to a change in control of our company, Ms. Kuhlmann is eligible to receive continuation of her base salary and continuation of her health insurance benefits at our expense for nine months, subject to her execution of and non-revocation of a general release of claims. Upon termination of Ms. Kuhlmann’s employment by us without cause or by Ms. Kuhlmann for good reason within twelve months following a change in control of our company, Ms. Kuhlmann is eligible to receive full vesting with respect to all unvested restricted stock, stock options and other equity incentives awarded to Ms. Kuhlmann and continuation of her base salary and health insurance benefits at our expense for twelve months, subject to her execution of and non-revocation of a general release of claims.

Ms. Kuhlmann is entitled to participate in all of our employee benefit plans, subject to the terms and conditions applicable to such plans. Further, the Kuhlmann Agreement contains customary non-solicitation covenants, which covenants remain in effect for nine months following any cessation of Ms. Kuhlmann’s employment with us.

Potential Payments upon Termination without Cause or Resignation for Good Reason

For each named executive officer, the following table sets forth quantitative estimates of the payments and benefits that would have become payable if such executive's employment had been terminated without cause or the executive resigned for good reason on December 31, 2018 other than in connection with a change of control. Amounts below reflect potential payments pursuant to the employment agreements for such named executive officers as described above in the section titled “—Employment Agreements.”

			Annual				Value of
	Salary		Cash		Benefit	Value of	Stock
	Continuation		Incentive		Continuation	RSU	Option	Total
Name and Principal Position	($)		($)		($)(1)	Vesting ($)(2)	($)(3)	($)
Joseph Ciaffoni President and Chief Executive Officer	600,000	(4)	298,750	(5)	18,929	361,720	580,139	1,859,538
Paul Brannelly Executive Vice President and Chief Financial Officer	292,500	(4)	-		9,770	-	-	302,270
Scott Dreyer Executive Vice President and Chief Commercial Officer	281,250	(4)	-		14,197	-	-	295,447
Alison Fleming, Ph.D. Executive Vice President and Chief Technology Officer	175,000	(4)	-		11,610	-	-	186,610
Shirley Kuhlmann Executive Vice President and General Counsel	281,250	(4)	-		14,197	-	-	295,447

(1)	Estimated value of continued group health insurance for 12 months for Mr. Ciaffoni, 9 months for Mr. Brannelly, Mr. Dreyer and Ms. Kuhlmann and 6 months for Dr. Fleming.
(2)	Amounts reflect value of the restricted stock unit shares that would become vested based on the closing price of our common stock of $17.17 on December 31, 2018.
(3)

Amounts reflect unvested stock options that will become vested calculated based on the spread between the closing stock price of our common stock of $17.17 on December 31, 2018 and the exercise price applicable to such stock option.

(4)

Continuation of base salary following termination of employment paid in installments over a 12-month period for Mr. Ciaffoni, a 9-month period for Mr. Brannelly, Mr. Dreyer and Ms. Kuhlmann and a 6-month period for Dr. Fleming.

(5)	Target cash incentive paid in 12 substantially equal installments for Mr. Ciaffoni.

Potential Payments Upon Termination or Change in Control

For each named executive officer, the following table sets forth quantitative estimates of the payments and benefits that would have become payable if such executive’s employment had been terminated without cause or the executive resigned for good reason on December 31, 2018, assuming that such termination occurs within twelve months following a change of control. Amounts below reflect potential payments pursuant to the employment agreements for such named executive officers as described above in the section titled “—Employment Agreements.”

			Annual				Value of
	Salary		Cash		Benefit	Value of	Stock
	Continuation		Incentive		Continuation	RSU	Option	Total
Name and Principal Position	($)		($)		($)(1)	Vesting ($)(2)	($)(3)	($)
Joseph Ciaffoni President and Chief Executive Officer	900,000	(4)	448,125	(5)	28,394	1,765,196	1,450,365	4,592,080
Paul Brannelly Executive Vice President and Chief Financial Officer	390,000	(4)	-		13,026	669,782	69,438	1,142,246
Scott Dreyer Executive Vice President and Chief Commercial Officer	375,000	(4)	-		18,929	277,914	-	671,843
Alison Fleming, Ph.D. Executive Vice President and Chief Technology Officer	262,500	(4)	-		17,415	635,256	87,653	1,002,824
Shirley Kuhlmann Executive Vice President and General Counsel	375,000	(4)	-		18,929	343,400	-	737,329

(1)	Estimated value of continued group health insurance for 18 months for Mr. Ciaffoni, 12 months for Mr. Brannelly, Mr. Dreyer and Ms. Kuhlmann and 9 months for Dr. Fleming.
(2)	Amounts reflect value of the restricted stock unit shares that would become vested based on the closing price of our common stock of $17.17 on December 31, 2018.
(3)

Amounts reflect unvested stock options that will become vested calculated based on the spread between the closing stock price of our common stock of $17.17 on December 31, 2018 and the exercise price applicable to such stock option.

(4)

Continuation of base salary following termination of employment paid in lump sum for Mr. Ciaffoni and paid in installments over a 12-month period for Mr. Brannelly, Mr. Dreyer and Ms. Kuhlmann and a 9-month period for Dr. Fleming.

(5)	Target cash incentive paid in lump sum.

Non-Equity Incentive Plan Compensation

Each named executive officer’s  (except for Mr. Heffernan) target cash incentive opportunity is expressed as a percentage of base salary, as described above and is governed by our Performance Bonus Plan.

For the fiscal year ending December 31, 2019, each of our named executive officers is eligible to earn a cash incentive that will be determined entirely based on achievement of corporate performance goals. The target amount of the annual cash incentive for Messrs. Ciaffoni,  Brannelly, and Dreyer and Mses. Fleming and Kuhlmann is 70%, 50%, 50%, 50% and 50% of base salary, respectively.

Grants of Plan-Based Awards

       The following table presents information concerning grants of equity awards to each of the named executive officers during 2018.

								All Other	All Other		Grant Date
		Estimated Future Payouts						Stock Awards:	Option Awards:	Exercise or	Fair Value of
		Under Non-Equity Incentive						Number of Shares	Number of Securities	Base Price of	Stock and
		Plan Awards (1)						of Stock or	Underlying	Option	Option
		Threshold		Target		Maximum		RSUs	Options	Awards	Awards
Name	Grant Date	$		$		$		# (2)	# (2)	$/Sh (3)	$ (4)
Joseph Ciaffoni	1/25/2018	95,000	(5)	118,750	(5)	139,531	(5)	25,000		-	24.35
President and Chief Executive Officer	1/25/2018								50,000	24.35	14.79
	7/1/2018	144,000	(5)	180,000	(5)	211,500	(5)	25,140		-	23.85
	7/1/2018								41,418	23.85	14.82

Michael Heffernan, R.Ph.	1/25/2018	312,000		390,000		458,250		75,000		-	24.35
Chairman of the Board	1/25/2018								150,000	24.35	14.79

Paul Brannelly	1/25/2018	156,000		195,000		229,125		25,000		-	24.35
Executive Vice President and Chief Financial	1/25/2018								50,000	24.35	14.79

Scott Dreyer	4/4/2018	58,301	(6)	72,877	(6)	85,630	(6)		75,000	24.03	14.81
Executive Vice President and Chief Commercial Officer	7/10/2018	71,918	(6)	89,897	(6)	105,629	(6)	16,186		-	19.02

Alison Fleming, Ph.D.	1/25/2018	140,000		175,000		205,625		25,000		-	24.35
Executive Vice President and Chief Technology Officer	1/25/2018								50,000	24.35	14.79

Shirley Kuhlmann	4/4/2018	120,000		150,000		176,250		20,000		-	24.03
Executive Vice President and General Counsel	4/4/2018								40,000	24.03	15.06

(1)   Consists of potential cash payments under our annual cash incentive program for executives for 2018. Actual cash incentive payments determined in January 2019 for 2018 performance are set forth in the Summary Compensation Table above under the column entitled “Non-Equity Incentive Plan Compensation” for 2018. The “threshold” payouts reflect the annual cash incentive payment that would have been due had each of the corporate goals for 2018 been achieved at the minimum level, 80%, required for payout. The “target” payouts reflect the annual cash incentive payment that would have been due had each of the corporate goals for 2018 been achieved at the target level (100%).  Finally, the “maximum” payouts reflect the annual cash incentive that would have been due had each of the corporate goals for 2018 been achieved at the maximum level applicable to that goal (which maximum levels range from 100-125%).

(2)   Consists of stock awards for executives under our annual long-term equity incentive program for executives. For such stock awards, the grant date fair value, in accordance with FASB ASC Topic 718, is set forth in the Summary Compensation Table under the column “Stock Awards” for 2018.

(3)   The exercise price of a share of our common stock on a particular date for purposes of granting stock options is determined as the closing price as reported on The NASDAQ Global Select Market on the date of grant.

(4)   Amounts reported reflect the aggregate grant date fair value as calculated in accordance with ASC 718. These amounts do not represent the actual amounts paid or realized by the named executive officer during 2018. The assumptions we used in valuing equity awards are described in Note 14, “Stock-based Compensation,” to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

(5)   The 2018 annual cash incentive payout to Mr. Ciaffoni was pro-rated based on tenure in his role as Executive Vice President and Chief Operating Officer (where his annual cash incentive target was 50% of a base salary of $475,000) through June 30, 2018 and his subsequent promotion to President and Chief Executive Officer (where his annual cash incentive target was 60% of a base salary of $600,000) as of July 1, 2018.

(6)   The 2018 annual cash incentive payout to Mr. Dreyer was pro-rated based on tenure in his role as Senior Vice President, Sales, Marketing and Training (where his annual cash incentive target was 40% of a base salary of $325,000) through July 9, 2018 and his subsequent promotion to Executive Vice President and Chief Commercial Officer (where his annual cash incentive target was 50% of a base salary of $375,000) as of July 10, 2018.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding equity awards held by each of our named executive officers that were outstanding as of December 31, 2018. All of our outstanding equity awards are governed by the Collegium Pharmaceutical, Inc. Amended and Restated 2014 Stock Incentive Plan. The market value of stock awards is based on the closing market price of our common stock of $17.17 per share on December 31, 2018:

	Option Awards						Stock Awards
	Number of		Number of	Number of			Number of		Market Value of
	Securities		Securities	Securities			Shares or Units		Shares or Units
	Underlying		Underlying	Underlying	Option		of Stock		of Stock
	Unexercised		Unexercised	Unexercised	Exercise	Option	That Have Not		That Have Not
	Options (#)		Options (#)	Unearned	Price	Expiration	Vested		Vested
Name	(Exercisable)		(Unexercisable)	Options (#)	($)	Date	(#)		($)
Joseph Ciaffoni	32,410	(1)	162,052	-	$8.22	5/31/2027	52,667	(2)	904,292
President and Chief Executive Officer	-	(3)	50,000	-	$24.35	1/25/2028	25,000	(4)	429,250
	-	(5)	41,418	-	$23.85	7/1/2028	25,140	(6)	431,654
Michael Heffernan, R.Ph.	35,199	(7)	1,134	-	$5.73	3/30/2025	-		-
Chairman of the Board	224,187	(8)	14,943		$5.73	3/30/2025	-		-
	62,881	(9)	7,312	-	$14.90	5/14/2025	-		-
	79,483	(10)	29,522	-	$16.15	1/20/2026	6,801	(11)	116,773
	48,125	(12)	61,875	-	$15.27	2/10/2027	34,375	(13)	590,219
	-	(14)	150,000	-	$24.35	1/25/2028	75,000	(15)	1,287,750
Paul Brannelly	27,759	(16)	1,848	-	$5.73	3/19/2025	-		-
Executive Vice President and Chief Financial Officer	-		-	-	$-	3/19/2025	3,018	(17)	34,526
	20,541	(18)	2,388	-	$14.90	5/14/2025	-		-
	21,492	(19)	7,983	-	$16.15	1/20/2026	1,842	(20)	31,627
	14,219	(21)	18,281	-	$15.27	2/10/2027	10,156	(22)	174,379
	-	(23)	50,000	-	$24.35	1/25/2028	25,000	(24)	429,250
Scott Dreyer	-	(25)	75,000		$24.03	4/4/2028	-		-
Executive Vice President and Chief Commercial Officer							16,186	(26)	277,914

Alison Fleming, Ph.D.	53,271	(27)	3,771	-	$5.73	3/19/2025	-		-
Executive Vice President and Chief Technology Officer	8,958	(28)	1,042	-	$15.60	5/18/2025	-		-
	21,492	(29)	7,983	-	$16.15	1/20/2026	1,842	(30)	31,627
	14,219	(31)	18,281	-	$15.27	2/10/2027	10,156	(32)	174,379
	-	(33)	50,000	-	$24.35	1/25/2028	25,000	(34)	429,250
Shirley Kuhlmann	-	(35)	40,000	-	$24.03	4/4/2028	20,000	(36)	343,400
Executive Vice President and General Counsel

(1)   A stock option to purchase 259,283 shares of our common stock was granted to Mr. Ciaffoni on May 31, 2017. As of December 31, 2018, 32,410 option shares were exercisable. The option vests and becomes exercisable over the four-year period following the grant date, with 25% of the option becoming vested and exercisable on May 31, 2018 and the remaining shares underlying the option vesting in quarterly installments over the remaining three years of the four-year period. Pursuant to Mr. Ciaffoni’s employment agreement, the option will immediately become fully vested and exercisable upon termination of Mr. Ciaffoni’s employment without cause or upon resignation by Mr. Ciaffoni for good reason within twelve months of the occurrence of a change of control.

(2)   Mr. Ciaffoni was awarded 84,268 restricted stock units on May 31, 2017. Twenty-five percent (25%) of the restricted stock units vested on May 31, 2018, and the balance of the restricted stock units vest in equal installments every six months (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date, subject to Mr. Ciaffoni’s continued service with us.

(3)   A stock option to purchase 50,000 shares of our common stock was granted to Mr. Ciaffoni on January 25, 2018. As of December 31, 2018, none of the option shares were exercisable. The option vests and becomes exercisable over the four-year period following the grant date, with 25% of the option becoming vested and exercisable on February 10, 2019 and the remaining shares underlying the option vesting in quarterly installments over the remaining three years of the four-year period, subject to Mr. Ciaffoni’s continued service with the Company.

(4)   Mr. Ciaffoni was awarded 25,000 restricted stock units on January 25, 2018. Twenty-five percent (25%) of the restricted stock units vested on February 10, 2019, and the balance of the restricted stock units vest in equal installments every six months (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date, subject to Mr. Ciaffoni’s continued service with the Company.

(5)   A stock option to purchase 41,418 shares of our common stock was granted to Mr. Ciaffoni on July 1, 2018. As of December 31, 2018, none of the option shares were exercisable. Twenty-five percent (25%) of the option vests and becomes exercisable on July 1, 2019, and the balance vests in equal quarterly installments (rounded up to the nearest whole share of common stock) over the following three-year period, subject to the reporting person's continued service with the Company.

(6)   Mr. Ciaffoni was awarded 25,140 restricted stock units on July 1, 2018. Twenty-five percent (25%) of the restricted stock units vest on July 1, 2019, and the balance of the restricted stock units vest in equal installments every six months (in each case, rounded up to the nearest whole share of common stock) over the following three-year period, subject to the Mr. Ciaffoni’s continued service with the Company.

(7)   A stock option to purchase 36,333 shares of our common stock was granted to Mr. Heffernan on March 30, 2015. As of December 31, 2018, 35,199 option shares were exercisable. On March 30, 2015, 50% of the option vested and became exercisable, and the remaining 50% of the option vests and becomes exercisable monthly over the four-year period commencing on March 30, 2015.

(8)   A stock option to purchase 239,130 shares of our common stock was granted to Mr. Heffernan on March 30, 2015. As of December 31, 2018, 224,187 option shares were exercisable. The option vests and becomes exercisable monthly over the four-year period following the grant date.

(9)   A stock option to purchase 70,193 shares of our common stock was granted to Mr. Heffernan on May 14, 2015. As of December 31, 2018, 62,881option shares were exercisable. The option vests and becomes exercisable over the four-year period following the grant date, with 25% of the option having become vested and exercisable on May 14, 2016 and the remaining shares underlying the option vesting in monthly installments over the remaining three years of the four-year period.

(10) A stock option to purchase 109,005 shares of our common stock was granted to Mr. Heffernan on January 20, 2016. As of December 31, 2018, 79,483 of the option shares were exercisable. The option vests and becomes exercisable over the four-year period following the grant date, with 25% of the option having become vested and exercisable on January 20, 2017 and the remaining shares underlying the option vesting in monthly installments over the remaining three years of the four-year period.

(11) Mr. Heffernan was awarded 18,135 restricted stock units on January 20, 2016. Twenty-five percent (25%) of the restricted stock units vested on January 20, 2017, and the balance of the restricted stock units vest in equal installments every six months (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date, subject to Mr. Heffernan’s continued service with the Company.

(12) A stock option to purchase 110,000 shares of our common stock was granted to Mr. Heffernan on February 10, 2017. As of December 31, 2018, 48,125 of the option shares were exercisable. The option vests and becomes exercisable over the four-year period following the grant date, with 25% of the option having become vested and exercisable on February 10, 2018 and the remaining shares underlying the option vesting in quarterly installments over the remaining three years of the four-year period.

(13) Mr. Heffernan was awarded 55,000 restricted stock units on February 10, 2017. Twenty-five percent (25%) of the restricted stock units vested on February 10, 2018, and the balance of the restricted stock units vest in equal installments every six months (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date, subject to Mr. Heffernan’s continued service with the Company.

(14) A stock option to purchase 150,000 shares of our common stock was granted to Mr. Heffernan on January 25, 2018. As of December 31, 2018, none of the option shares were exercisable. The option vests and becomes exercisable over the four-year period following the grant date, with 25% of the option having become vested and exercisable on February 10, 2018 and the remaining shares underlying the option vesting in quarterly installments over the remaining three years of the four-year period, subject to Mr. Heffernan’s continued service with the Company.

(15) Mr. Heffernan was awarded 75,000 restricted stock units on January 25, 2018. Twenty-five percent (25%) of the restricted stock units vested on February 10, 2019, and the balance of the restricted stock units vest in equal installments every six months (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date, subject to Mr. Heffernan’s continued service with the Company.

(16) A stock option to purchase 29,607 shares of our common stock was granted to Mr. Brannelly on March 19, 2015. As of December 31, 2018, 27,759 option shares were exercisable. The option vests and becomes exercisable monthly over the four-year period following the grant date. Pursuant to Mr. Brannelly’s employment agreement, the option will immediately become fully vested and exercisable upon termination of Mr. Brannelly’s employment without cause or upon resignation by Mr. Brannelly for good reason within twelve months of the occurrence of a change of control.

(17) A stock option to purchase 72,463 shares of our common stock was granted to Mr. Brannelly on March 19, 2015. As of December 31, 2018, 3,018 option shares were not vested. The option vests over the four-year period following the grant date, with 25% of the option having become vested on March 19, 2016 and the remaining shares underlying the option vesting in monthly installments over the remaining three years of the four-year period. The option also includes an early exercise provision, pursuant to which Mr. Brannelly exercised the entire option on March 19, 2015 to purchase shares of our common stock. As of December 31, 2018, such option shares were subject to repurchase by us for an amount equal to the aggregate exercise price. Pursuant to Mr. Brannelly’s employment agreement, the option shares will immediately become fully vested and no longer subject to the right of repurchase upon termination of Mr. Brannelly’s employment without cause or upon resignation by Mr. Brannelly for good reason within twelve months of the occurrence of a change of control.

(18) A stock option to purchase 22,929 shares of our common stock was granted to Mr. Brannelly on May 14, 2015. As of December 31, 2018, 20,541 option shares were exercisable. The option vests and becomes exercisable over the four-year period following the grant date, with 25% of the option having become vested and exercisable on May 14, 2016 and the remaining shares underlying the option vesting in monthly installments over the remaining three years of the four-year period. Pursuant to Mr. Brannelly’s employment agreement, the option will immediately become fully vested and exercisable upon termination of Mr. Brannelly’s employment without cause or upon resignation by Mr. Brannelly for good reason within twelve months of the occurrence of a change of control.

(19) A stock option to purchase 29,475 shares of our common stock was granted to Mr. Brannelly on January 20, 2016. As of December 31, 2018, 21,492 of the option shares were exercisable. The option vests and becomes exercisable over the four-year period following the grant date, with 25% of the option having become vested and exercisable on January 20, 2017 and the remaining shares underlying the option vesting in monthly installments over the remaining three years of the four-year period. Pursuant to Mr. Brannelly’s employment agreement, the option will immediately become fully vested and exercisable upon termination of Mr. Brannelly’s employment without cause or upon resignation by Mr. Brannelly for good reason within twelve months of the occurrence of a change of control.

(20) Mr. Brannelly was awarded 4,913 restricted stock units on January 20, 2016. Twenty-five percent (25%) of the restricted stock units vested on January 20, 2017, and the balance of the restricted stock units vest in equal installments every six months (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date, subject to Mr. Brannelly’s continued service with us.

(21) A stock option to purchase 32,500 shares of our common stock was granted to Mr. Brannelly on February 10, 2017. As of December 31, 2018, 14,219 of the option shares were exercisable. The option vests and becomes exercisable over the four-year period following the grant date, with 25% of the option having become vested and exercisable on February 10, 2018 and the remaining shares underlying the option vesting in quarterly installments over the remaining three years of the four-year period. Pursuant to Mr. Brannelly’s employment agreement, the option will immediately become fully vested and exercisable upon termination of Mr. Brannelly’s employment without cause or upon resignation by Mr. Brannelly for good reason within twelve months of the occurrence of a change of control.

(22) Mr. Brannelly was awarded 16,250 restricted stock units on February 10, 2017. Twenty-five percent (25%) of the restricted stock units vested on February 10, 2018, and the balance of the restricted stock units vest in equal installments every six months (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date, subject to Mr. Brannelly’s continued service with us.

(23) A stock option to purchase 50,000 shares of our common stock was granted to Mr. Brannelly on January 25, 2018. As of December 31, 2018, none of the option shares were exercisable. The option vests and becomes exercisable over the four-year period following the grant date, with 25% of the option having become vested and exercisable on February 10, 2019 and the remaining shares underlying the option vesting in quarterly installments over the remaining three years of the four-year period, subject to Mr. Brannelly’s continued service with the Company.

(24) Mr. Brannelly was awarded 25,000 restricted stock units on January 25, 2018. Twenty-five percent (25%) of the restricted stock units vested on February 10, 2019, and the balance of the restricted stock units vest in equal installments every six months (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date, subject to Mr. Brannelly’s continued service with the Company.

(25) A stock option to purchase 75,000 shares of our common stock was granted to Mr. Dreyer on April 4, 2018. As of December 31, 2018, none of the option shares were exercisable. The option vests and becomes exercisable on January 2, 2019, and the balance vests in equal monthly installments (rounded up to the nearest whole share of common stock) over the following three-year period, subject to Mr. Dreyer’s continued service with the Company.

(26) Mr. Dreyer was awarded 16,186 restricted stock units on July 10, 2018. Twenty-five percent (25%) of the restricted stock units vest on July 10, 2019, and the balance of the restricted stock units vest in equal installments every six months (in each case, rounded up to the nearest whole share of common stock) over the following three-year period, subject to Mr. Dreyer’s continued service with the Company.

(27) A stock option to purchase 60,378 shares of our common stock was granted to Ms. Fleming on March 19, 2015. As of December 31, 2018, 53,271 of the option shares were exercisable. The option vests and becomes exercisable in equal installments (rounded up to the nearest whole share) on a monthly basis over a four-year period commencing on March 19, 2015, subject to Ms. Fleming’s continued service with the Company.

(28) A stock option to purchase 10,000 shares of our common stock was granted to Ms. Fleming on May 18, 2015. As of December 31, 2018, 8,958 of the option shares were exercisable. The option vests and becomes exercisable over a four-year period commencing on May 18, 2015. Twenty-five percent (25%) of the option vested and became exercisable on May 18, 2016, and the balance vests in equal monthly installments (rounded up to the nearest whole share) over the remaining three years of the four-year period, subject to Ms. Fleming’s continued service with the Company.

(29) A stock option to purchase 29,475 shares of our common stock was granted to Ms. Fleming on January 20, 2016. As of December 31, 2018, 21,492 of the option shares were exercisable. The option vests and becomes exercisable over a four-year period commencing on January 20, 2016. Twenty-five percent (25%) of the option vests and becomes exercisable on January 20, 2017, and the balance vests in equal monthly installments (rounded up to the nearest whole share) over the remaining three years of the four-year period, subject to Ms. Fleming’s continued service with the Company.

(30) Ms. Fleming was awarded 4,913 restricted stock units on January 20, 2016. Twenty-five percent (25%) of the restricted stock units vested on January 20, 2017, and the balance of the restricted stock units vest in equal installments every six months (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date, subject to Ms. Fleming’s continued service with us.

(31) A stock option to purchase 32,500 shares of our common stock was granted to Ms. Fleming on February 10, 2017. As of December 31, 2018, 14,219 of the option shares were exercisable. The option vests and becomes exercisable over the four-year period following the grant date, with 25% of the option having become vested and exercisable on February 10, 2018 and the remaining shares underlying the option vesting in quarterly installments over the remaining three years of the four-year period.

(32) Ms. Fleming was awarded 16,250 restricted stock units on February 10, 2017. Twenty-five percent (25%) of the restricted stock units vested on February 10, 2018, and the balance of the restricted stock units vest in equal installments every six months (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date, subject to Ms. Fleming’s continued service with us.

(33) A stock option to purchase 50,000 shares of our common stock was granted to Ms. Fleming on January 25, 2018. As of December 31, 2018, none of the option shares were exercisable. The option vests and becomes exercisable over the four-year period following the grant date, with 25% of the option having become vested and exercisable on February 10, 2019 and the remaining shares underlying the option vesting in quarterly installments over the remaining three years of the four-year period, subject to Ms. Fleming’s continued service with the Company.

(34) Ms. Fleming was awarded 25,000 restricted stock units on January 25, 2018. Twenty-five percent (25%) of the restricted stock units vested on February 10, 2019, and the balance of the restricted stock units vest in equal installments every six months (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date, subject to Ms. Fleming’s continued service with the Company.

(35) A stock option to purchase 40,000 shares of our common stock was granted to Ms. Kuhlmann on April 4, 2018. As of December 31, 2018, none of the option shares were exercisable. Twenty-five percent (25%) of the option vests and becomes exercisable on March 16, 2019, and the balance vests in equal monthly installments (rounded up to the nearest whole share of common stock) over the following three-year period, subject to Ms. Kuhlmann’s continued service with the Company.

(36) Ms. Kuhlmann was awarded 20,000 restricted stock units on April 4, 2018. Twenty-five percent (25%) of the restricted stock units vest on March 16, 2019, and the balance of the restricted stock units vest in equal installments every six months (in each case, rounded up to the nearest whole share of common stock) over the following three-year period, subject to Ms. Kuhlmann’s continued service with the Company.

Option Exercises and Stock Vested

The following table sets forth certain information regarding option exercises and stock vested during the year ended December 31, 2018 with respect to each of our named executive officers:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)
Joseph Ciaffoni	64,821	932,807	31,601	678,683
President and Chief Executive Officer
Michael Heffernan, R.Ph.	-	-	35,974	764,667
Chairman of the Board
Paul Brannelly	-	-	7,323	151,821
Executive Vice President and Chief Financial Officer
Scott Dreyer	-	-	-	-
Executive Vice President and Chief Commercial Officer
Alison Fleming, Ph.D.	29,230	599,759	7,323	151,821
Executive Vice President and Chief Technology Officer
Shirley Kuhlmann	-	-	-	-
Executive Vice President and General Counsel

Retirement Benefits

We maintain a 401(k) Plan for all employees who are 18 years of age or older. Employees can contribute up to 100% of their eligible pay, subject to maximum amounts allowed under law. We provide matching and profit-sharing contributions under the 401(k) Plan.

COMPENSATION COMMITTEE REPORT

The compensation committee our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which appears in this proxy statement, with our management. Based on this review and discussion, the compensation committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2018.

Compensation Committee:
David Hirsch, M.D., Ph.D., Chairman
Gino Santini
Theodore Schroeder

The foregoing report of the compensation committee does not constitute soliciting material and will not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since January 1, 2018 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described elsewhere in this proxy statement.

Employment Agreements

We have entered into employment agreements with certain of our named executive officers that provide for salary, cash incentives, and severance compensation. For more information regarding these employment agreements, see “Executive Compensation—Employment Agreements” and “Executive Compensation—Potential Payments Upon Termination or Change of Control.”

Equity Issued to Executive Officers and Directors

We have granted common stock and/or stock options to our named executive officers and non-employee directors, as more fully described in “Executive Compensation—Employment Agreements,” “Executive Compensation—Equity Awards During Fiscal Year ended December 31, 2018” and “Proposal 1: Election of Directors—Corporate Governance—Compensation of Non-Employee Directors.”

Indemnification Agreements with our Directors and Officers

We have entered into, and intend to continue to enter into, indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our articles of incorporation and bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors and/or executive officers or any other company or enterprise to which the person provides services at our request. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our shareholders. A shareholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Policies and Procedures for Transactions with Related Persons

Our Board has adopted a related party transactions policy for us. Pursuant to the related party transactions policy, we will review all transactions with a dollar value in excess of $120,000 involving us in which any of our directors, director nominees, significant shareholders and executive officers and their immediate family members will be participants, to determine whether such person has a direct or indirect material interest in the transaction. All directors, director nominees and executive officers are required to promptly notify our Chief Financial Officer of any proposed transaction involving us in which such person has a direct or indirect material interest. Such proposed transaction will then be reviewed by the audit committee to determine whether the proposed transaction is a related party transaction under our policy. In reviewing any related party transaction, the audit committee determines whether or not to approve or ratify the transaction based on all relevant facts and circumstances, including the following:

·	the materiality and character of the related person’s interest in the transaction;
·	the commercial reasonableness of the terms of the transaction;
·	the benefit and perceived benefit, or lack thereof, to us;
·	the opportunity costs of alternate transactions; and
·	the actual or apparent conflict of interest of the related person.

In the event that any member of the audit committee is not a disinterested member with respect to the related person transaction under review, that member will be excluded from the review and approval or rejection of such related party transaction and another director may be designated to join the committee for purposes of such review. Whenever practicable, the reporting, review and approval will occur prior to entering into the transaction. If advance review and approval is not practicable, the audit committee will review and may, in its discretion, ratify the related party transaction. After any such review, the audit committee will approve or ratify the transaction only if it determines that the transaction is in, or not inconsistent with, the best interests of us and our shareholders. Our related party transaction policy is available on our website, www.collegiumpharma.com, under the “Investor Relations” section. The information contained in, or that can be accessed through, our website is not part of this proxy statement.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In Proposal 2, we are providing our shareholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers. In this Proposal 3, we are asking our shareholders to cast a non-binding advisory vote regarding the frequency of future executive compensation advisory votes. Shareholders may vote for a frequency of every one, two, or three years, or may abstain.

Our board of directors will take into consideration the outcome of this vote in making a determination about the frequency of future executive compensation advisory votes. However, because this vote is advisory and non-binding, our board of directors may decide that it is in the best interests of our shareholders and the company to hold the advisory vote to approve executive compensation more or less frequently. In the future, we will propose an advisory vote on the frequency of the executive compensation advisory vote at least once every six calendar years.

After careful consideration, our Board believes that the executive compensation advisory vote should be held annually, and therefore our Board recommends that you vote for a frequency of ONE YEAR for future executive compensation advisory votes. The Board believes that an annual executive compensation advisory vote will facilitate more direct shareholder input about executive compensation. An annual executive compensation advisory vote is consistent with our policy of reviewing our compensation program annually, as well as seeking frequent input from our shareholders on corporate governance and executive compensation matters.

Recommendation of our Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR “ONE YEAR” as the preferred frequency of future shareholder advisory votes on the compensation of our named executive officers.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 and our Board has directed that management submit the appointment of the Company’s independent registered public accounting firm for ratification by the shareholders at the 2019 Annual Meeting. Representatives of Deloitte & Touche LLP are expected to be present at the 2019 Annual Meeting, will have an opportunity to make a statement if they so desire, and be available to respond to appropriate questions. Deloitte & Touche LLP was appointed to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2016 on April 11, 2016.

Shareholder ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is not required by Virginia law, our articles of incorporation or our bylaws. However, our Board is submitting the audit committee’s appointment of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the audit committee will reconsider whether to retain that firm. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the Company and its shareholders.

Independent Registered Public Accountants’ Fees

The following table sets forth the aggregate fees billed to us by Deloitte & Touche LLP, our independent registered public accounting firm, for the fiscal years ended December 31, 2017 and December 31, 2018, respectively, as described below:

Fee Category	2017	2018
Audit Fees	$477,250	$912,200
Audit-Related Fees	70,000	12,000
Tax Fees	—
All Other Fees	—
Total Fees	$547,250	$924,200

Audit Fees: Audit Fees consist of fees billed for professional services performed by Deloitte & Touché LLP for the audit of our annual consolidated financial statements and system of internal controls over financial reporting; the reviews  of interim consolidated financial statements; and consultations regarding accounting and financial reporting. Our audit fees increased significantly in 2018 in connection with our exit from emerging growth status, and the corresponding requirement to include an auditor’s attestation relating to our internal control over financial reporting in our Annual Report on Form 10-K, which was filed with the SEC on February 27, 2019.

Audit-Related Fees: Audit Related Fees for 2017 and 2018 include fees billed by an independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. Such amounts include fees billed by Deloitte & Touche LLP for services provided in connection with the submission of our Registration Statements  on Form S-3 and Form S-8, as well as the related prospectus supplements for our public offering during the years ended December 31, 2017 and 2018, respectively.

Tax Fees: There were no such fees incurred in 2017 or 2018.

All Other Fees: There were no such fees incurred in 2017 or 2018.

The audit committee has considered the services listed above to be compatible with maintaining Deloitte & Touche LLP’s independence.

Pre-Approval Policies and Procedures

In accordance with the Sarbanes-Oxley Act of 2002, as amended, the audit committee’s policy is to pre-approve all audited and permitted non-audit services provided by our independent registered public accounting firm. The audit committee may, in accordance with applicable law, establish pre-approval policies and procedures for the engagement of the independent auditor or other registered public accounting firm to render services to the Company. The Chair of the audit committee and any other member of the audit committee to whom authority has been delegated by the audit committee has the authority in between meetings to pre-approve any audit or non-audit services, including fees, to be performed by the independent registered public accounting firm, provided that any such approvals are presented to the audit committee at its next scheduled meeting. In fiscal years 2017 and 2018, all of the services performed by our independent registered public accounting firm were pre-approved by the audit committee pursuant to our policy.

Recommendation of our Board

OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our capital stock outstanding as of the Record Date by:

·	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our shares of common stock;
·	each of our directors and director nominees;
·	each of our named executive officers; and
·	all of our directors and executive officers as a group.

The percentage ownership information is based on 33,371,982 shares of common stock outstanding as of the Record Date. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules attribute beneficial ownership of securities as of a particular date to persons who hold options or warrants to purchase shares of common stock and that are exercisable within 60 days of such date. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Collegium Pharmaceutical, Inc., 100 Technology Center Drive, Suite 300, Stoughton, MA 02072.

	Number of	Percentage
	shares	of shares
	beneficially	beneficially
Name and Address of Beneficial Owner	owned	owned
5% or greater shareholders:
Janus Henderson Group plc (1)	4,151,719	12.44%
Macquarie Group Limited and its affiliates (2)	2,758,707	8.27%
BlackRock, Inc. (3)	2,619,718	7.85%
Eventide Asset Management, LLC (4)	2,207,610	6.62%
Franklin Resources, Inc. (5)	1,834,289	5.50%
Directors, Nominees and Named Executive Officers:
Joseph Ciaffoni (6)	74,289	*
Paul Brannelly (7)	202,712	*
Scott Dreyer (8)	25,000	*
Alison Fleming (9)	146,854	*
Shirley Kuhlmann (10)	16,667	*
Michael Heffernan, R.Ph. (11)	707,860	2.12%
Garen Bohlin (12)	57,538	*
John Fallon, M.D. (13)	33,166	*
John Freund, M.D. (14)	1,218,897	3.65%
David Hirsch, M.D., Ph.D. (15)	80,026	*
Gwen Melincoff (16)	25,067	*
Gino Santini (17)	65,804	*
Theodore Schroeder (18)	41,053	*
All current executive officers and directors as a group (13 persons)(19)	2,694,933	8.08%

*Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

(1)

Based solely on an Amendment to Schedule 13G filed with the SEC on February 12, 2019, Janus Henderson Group plc, a Jersey public limited company located at 201 Bishopsgate EC2M 3AE, London, United Kingdom (“Janus Henderson”), reported aggregate beneficial ownership of 4,151,719 shares of our common stock as of December 31, 2018. Janus Henderson reported that it possessed shared voting and dispositive power of all of its shares and that it did not possess sole voting or dispositive power over any shares beneficially owned.

(2)

Based solely on a Schedule 13G jointly filed with the SEC on February 14, 2019 by Macquarie Group Limited, an Australia corporation, Macquarie Bank Limited, an Australia corporation, Macquarie Investment Management Holdings Inc., a Delaware corporation, Macquarie Investment Management Business Trust, a Delaware trust, and Macquarie Funds Management Hong Kong Limited, a Hong Kong limited company (collectively, “Macquarie”), reported aggregate beneficial ownership of 2,758,707 shares of our common stock as of December 31, 2018. The principal business address of Macquarie Group Limited and Macquarie Bank Limited is 50 Martin Place Sydney, New South Wales, Australia. The principal business address of Macquarie Investment Management Holdings Inc. and Macquarie Investment Management Business Trust is 2005 Market Street, Philadelphia, PA 19103. The principal business address of Macquarie Funds Management Hong Kong Limited is Level 18, Once International Finance Centre, 1 Harbour View Street, Hong Kong. Macquarie reported that it possessed shared voting and dispositive power of all of its shares and that it did not possess sole voting or dispositive power over any shares beneficially owned.

(3)

Based solely on an Amendment to Schedule 13G filed with the SEC on February 4, 2019, BlackRock, Inc., a Delaware corporation, located at 55 East 52nd Street, New York, NY 10055 (“BlackRock”), reported aggregate beneficial ownership of 2,619,718 shares of our common stock as of December 31, 2018. BlackRock reported that it possessed sole voting power of 2,322,032 shares and sole dispositive power of 2,619,718 shares. BlackRock also reported that it did not possess shared voting or dispositive power over any shares beneficially owned.

(4)

Based solely on an Amendment to Schedule 13G filed with the SEC on February 13, 2019, Eventide Asset Management, LLC, a Delaware limited liability company located at One International Place, 35th floor, Boston, MA 02110 (“Eventide”), reported aggregate beneficial ownership of 2,207,610 shares of our common stock as of December 31, 2018. Eventide reported that it possessed sole voting and dispositive power of all of its shares and that it did not possess shared voting or dispositive power over any shares beneficially owned.

(5)

Franklin Resources Inc., a Delaware corporation (“FRI”), located at One Franklin Parkway, San Mateo, CA 94403 is the beneficial owner of 1,834,289 common shares by virtue of being the investment adviser, directly or indirectly, to investment management clients that directly or indirectly own such common shares.  Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI.  FRI and Messrs. Johnson may be deemed to be, for purposes of Rule 13d-3 under the Act, the beneficial owners of securities held by persons and entities for whom or for which FRI subsidiaries provide investment management services.  For information regarding FRI and its affiliates, we have relied on the Schedule 13G filed by FRI on January 25, 2019.

(6)	Includes 64,240 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(7)	Includes 110,527 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(8)	Includes 25,000 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(9)	Includes 125,303 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(10)	Includes 16,667 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.

(11)	Includes 543,782 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(12)	Includes 57,538 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(13)	Includes 30,791 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(14)

Includes 42,616 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date and indirect ownership of 1,176,281 shares owned by Skyline Venture Partners V, L.P. and the John Freund Family Partnership IV, L.P. Dr. Freund is a member of a group of persons who exercise voting and investment power over the shares of common stock beneficially owned by Skyline Venture Partners V, L.P. and may be deemed to beneficially own the shares held by Skyline Venture Partners V, L.P. Dr. Freund is the trustee and beneficiary of The John G. Freund Revocable Trust u/a/d 6/26/01 which serves as the general partner of the John Freund Family Partnership IV, L.P.

(15)	Includes 42,616 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(16)	Includes 25,067 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(17)	Includes 42,616 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(18)	Includes 41,053 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(19)

Includes 1,167,816 shares of common stock which the directors and current executive officers (i.e., Messrs. Ciaffoni,  Brannelly and Dreyer, Dr. Fleming and Ms. Kuhlmann) (i) have the right to acquire upon the exercise of stock options that were exercisable as of the Record Date, or that will become exercisable within 60 days after that date; or (ii) will acquire upon vesting of restricted stock units within 60 days after the Record Date.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and any persons who beneficially own more than 10% of our stock, to file with the SEC initial reports of ownership and reports of changes in ownership in our stock. Such persons are required by SEC regulations to furnish to us copies of all Section 16(a) forms they file. As a matter of practice, our administrative staff assists our directors and executive officers in preparing and filing such reports with the SEC. To our knowledge, based solely on our review of copies of the reports received by us, all such Section 16(a) filing requirements were met, except that the Form 4s for Messrs. Heffernan and Brannelly and Ms. Fleming for the withholding of shares by the Company to satisfy applicable withholding taxes upon the vesting of restricted stock units on February 26, 2018 were filed on March 1, 2018.

SECURITIES AUTHORIZED FOR
ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table contains information about our equity compensation plans as of December 31, 2018.

Number of securities
	Number of securities	Weighted-average	remaining available for
	to be issued	exercise price of	future issuance under
	upon exercise	outstanding	equity compensation
	of outstanding	options,	plans
	options,	warrants and	(excluding securities
	warrants and rights	rights	reflected in column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders:
—2014 Stock Incentive Plan	3,585,856	$16.20	1,166,529
—2015 Employee Stock Purchase Plan	-	-	788,053
Equity compensation plans not approved by security holders	-	-	-
Total	3,585,856	$16.20	1,954,582

The number of shares reserved for issuance under the 2014 Stock Incentive Plan automatically increases on January 1st each year, starting on January 1, 2016 and continuing through January 1, 2025, by an amount equal to four percent (4%) of the total number of shares of our capital stock outstanding on December 31st of the immediately preceding calendar year. Notwithstanding the foregoing, our Board may act prior to January 1st of a given year to provide that there will be no January 1st increase in the maximum number of shares that may be issued in respect of awards under the 2014 Stock Incentive Plan or that the increase in the maximum number of shares that may be issued in respect of awards for such year will be a lesser number of shares of common stock than would otherwise occur pursuant to the preceding sentence.

The number of shares reserved for issuance under the 2015 Employee Stock Purchase Plan automatically increases on January 1st each year, starting on January 1, 2016 and ending on December 31, 2025, by an amount equal to the least of (a) 400,000 shares, (b) one percent (1%) of the total number of shares of our common stock outstanding on January 1st of each year, and (c) a number determined by our Board.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2020
ANNUAL MEETING OF SHAREHOLDERS

Proposals of shareholders intended to be presented at our 2020 annual meeting of shareholders must be received by us no later than November 18, 2019, which is 120 calendar days prior to date on which our proxy statement was released to shareholders in connection with the 2019 Annual Meeting, in order to be included in our proxy statement and form of proxy relating to the 2020 annual meeting of shareholders, unless the date of the 2020 annual meeting of shareholders is changed by more than 30 days from the anniversary of 2019 Annual Meeting, in which case the deadline for such proposals will be a reasonable time before we begin to print and send our proxy materials. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement.

In addition, our bylaws establish an advance notice procedure for nominations for election to our Board and other matters that shareholders wish to present for action at an annual meeting other than those to be included in our proxy statement. In general, notice must be received at our principal executive offices not less than 90 calendar days before nor more than 120 calendar days before the one-year anniversary of the previous year’s annual meeting of shareholders. Therefore, to be presented at our 2020 annual meeting of shareholders, such a proposal must be received by us no earlier than December 27, 2019 and no later than January 27, 2020. However, if the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received no earlier than the close of business 120 calendar days prior to such annual meeting and no later than the close of business on the later of 90 days prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, then such notice must be received by the tenth day following the day on which public announcement of the date of such meeting was first made by us.

Any proposals we do not receive in accordance with the above standards will not be voted on at the 2020 annual meeting of shareholders. Shareholders are advised to review our bylaws which also specify requirements as to the form and content of a shareholder’s notice.

Any proposals, notices or information about proposed director candidates should be sent to:

Collegium Pharmaceutical, Inc.

100 Technology Center Drive, Suite 300
Stoughton, MA 02072

Attention: Corporate Secretary

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

The SEC has adopted rules known as “householding” that permit companies and intermediaries (such as brokers) to deliver one set of proxy materials to multiple shareholders residing at the same address. This process enables us to reduce our printing and distribution costs and reduce our environmental impact. Householding is available to both registered shareholders and beneficial owners of shares held in street name.

Registered Shareholders

If you are a registered shareholder and have consented to householding, then we will deliver or mail one Notice or set of our proxy materials, as applicable, for all registered shareholders residing at the same address. Your consent will continue unless you revoke it, which you may do at any time by providing notice to our Corporate Secretary by telephone at (781) 713‑3699 or by mail at 100 Technology Center Drive, Suite 300, Stoughton, MA 02072. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report, proxy statement, or Notice to a shareholder at a shared address to which a single copy of the documents was delivered.

If you are a registered shareholder who has not consented to householding, then we will continue to deliver or mail Notices or copies of our proxy materials, as applicable, to each registered shareholder residing at the same address. You may elect to participate in householding and receive only one Notice or set of proxy materials, as applicable, for all registered shareholders residing at the same address by providing notice to the Company as described above.

Street Name Holders

Shareholders who hold their shares through a brokerage may elect to participate in householding, or revoke their consent to participate in householding, by contacting their respective brokers.

ANNUAL REPORT

This proxy statement is accompanied by our 2018 Annual Report to Shareholders, which includes our Annual Report on Form 10‑K for the fiscal year ended December 31, 2018. The 2018 Form 10‑K includes our audited financial statements. We have filed the 2018 Form 10‑K with the SEC, and it is available free of charge at the SEC’s website at http://www.sec.gov and on our website at www.collegiumpharma.com. In addition, upon written request to our Corporate Secretary at 100 Technology Center Drive, Stoughton, MA 02072, we will mail a paper copy of our 2018 Form 10‑K, including the financial statements and the financial statement schedules, to you free of charge.

OTHER MATTERS

We do not know of any business that will be presented for consideration or action by the shareholders at the 2019 Annual Meeting other than that described in this proxy statement. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes. All shareholders are urged to complete, sign and return the proxy card.

ENDORSEMENT_LINE______________ SACKPACK_____________ 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:59 p.m., Eastern Time, on April 24, 2019. Online Go to www.envisionreports.com/COPI or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/COPI Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345    IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals – The Board of Directors recommend a vote FOR all the nominees listed, for ONE YEAR in Proposal 3 and FOR Proposals 2 and 4. 1. Election of (i) John A. Fallon, M.D., John G. Freund, M.D. and David Hirsch, M.D., Ph.D. as Class I directors to hold office until the 2022 Annual Meeting and (ii) Joseph Ciaffoni as a Class II director to hold office until the 2020 Annual Meeting 01 - John A. Fallon, M.D. 04 - Joseph Ciaffoni For Against Abstain 02 - John G. Freund, M.D. For Against Abstain 03 - David Hirsch, M.D., Ph.D. For Against Abstain 2. Approval of, on an advisory basis, the compensation of the Company’s named executive officers 4. Ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 For Against Abstain 3. Indication of, on an advisory basis, the preferred frequency of future shareholder advisory votes on the compensation of the Company’s named executive officers 1 Year 2 Years 3 Years Abstain B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C 1234567890 J N T  Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.  1 U P X  4 1 3 2 0 8  MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 0308WD

2019 Annual Meeting Admission Ticket 2019 Annual Meeting of Collegium Pharmaceutical, Inc. Shareholders April 25, 2019, 8:30 a.m. Eastern Time The Offices of Pepper Hamilton LLP, 19th Floor, High Street Tower 125 High Street, Boston, MA 02110-2736 Upon arrival, please present this admission ticket and photo identification at the registration desk. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/COPI  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  Proxy — Collegium Pharmaceutical, Inc. Notice of 2019 Annual Meeting of Shareholders The Offices of Pepper Hamilton LLP, 19th Floor, High Street Tower 125 High Street, Boston, MA 02110-2736 Proxy Solicited by Board of Directors for Annual Meeting — April 25, 2019 Joseph Ciaffoni and Paul Brannelly, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Collegium Pharmaceutical, Inc. to be held on April 25, 2019 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all director nominees, for ONE YEAR in Proposal 3 and FOR Proposals 2 and 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items  Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.